UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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Chico’s FAS, Inc.

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2019 PROXY STATEMENT
And Notice of Annual Meeting of Shareholders To be held June 27, 2019

On behalf of the employees and Directors of Chico’s FAS, Inc., we thank you for your continued support and confidence in our Company.

David Walker

May 10, 2019

To our Shareholders:

It is my pleasure to invite you to attend our 2019 Annual Meeting of Shareholders at 9:00 A.M., local time, on Thursday, June 27, 2019 at our National Store Support Center located at 11215 Metro Parkway, Fort Myers, Florida. The meeting will begin with a discussion and voting on the matters described in the attached Notice of Annual Meeting of Shareholders and Proxy Statement, followed by a report on Chico’s FAS, Inc.’s (the “Company”) financial performance.

This booklet includes the Notice of Annual Meeting of Shareholders and the Proxy Statement. The Proxy Statement is a critical element of the corporate governance process. Its purpose is to provide you with information about the Company’s Board of Directors and executive officers and the proposals that require your vote. Please read these materials so you will understand what business will be transacted and voted upon at the meeting.

We are pleased to take advantage of Securities and Exchange Commission (“SEC”) rules that allow companies to furnish their proxy materials over the Internet. As a result, we are mailing to most of our shareholders a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) instead of a printed copy of our proxy materials (i.e., the Notice of Annual Meeting, the Proxy Statement, our 2018 Annual Report, and a form proxy card or voting instruction form). The Notice of Internet Availability contains instructions on how to access those documents over the Internet and how to submit your proxy via the Internet. The Notice of Internet Availability also contains instructions on how to request a printed copy of our proxy materials. All shareholders who do not receive a Notice of Internet Availability will receive a printed copy of the proxy materials by mail. This process allows us to provide our shareholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

On behalf of the employees and directors of Chico’s FAS, Inc., I thank you for your continued support and confidence in our Company.

DAVID F. WALKER
Chair of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 27, 2019

9:00 A.M., local time, on Thursday, June 27, 2019

Gralnick Auditorium Chico’s FAS, Inc. National Store Support Center
11215 Metro Parkway, Fort Myers, Florida 33966

To the shareholders of Chico’s FAS, Inc.:

■     ITEMS OF BUSINESS

1.	To elect eight directors, each to serve for a one-year term;
2.	To approve an advisory resolution approving the compensation of our named executive officers;
3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 1, 2020 (fiscal 2019); and
4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

■     RECORD DATE

You can vote if you were a shareholder of record as of the close of business on April 29, 2019.

■     ANNUAL REPORT

Our 2018 Annual Report, which is not a part of the proxy soliciting material, is available online or enclosed, as further discussed below.

■     PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You are urged to date, sign and promptly return the proxy card in the envelope provided to you, if you receive a printed copy of the proxy materials, or to use the telephone or Internet method of voting described on your proxy card, voting instruction form, or Notice of Internet Availability even if you plan to attend the Annual Meeting, so that if you are unable to attend the Annual Meeting, your shares can be voted. Voting now will not limit your right to change your vote or to attend the Annual Meeting. If you attend the meeting and desire to vote in person, you may withdraw your proxy. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record in order to vote your shares.

The proxy materials are first being mailed or made available to shareholders on or about May 10, 2019.

By Order of the Board of Directors,

Gregory S. Baker
Corporate Secretary

■	PROPOSAL 1 ELECTION OF DIRECTORS

Our Chico’s FAS, Inc. (the “Company,” “we,” or “us”) Board of Directors (the “Board of Directors” or the “Board”) is comprised of directors with exceptional leadership and governance expertise. This includes merchandising, e-commerce and social media, retail and store operations, marketing, supply chain/sourcing, technology/cybersecurity, real estate, executive compensation/human capital, finance, and mergers and acquisitions. We are fortunate to have the leadership skills, broad-based knowledge and experience of previously seated CEOs and CFOs. Our Board has overseen many important governance changes, most recently, the unwinding of our classified board structure. Our Board further employs a very hands-on review of our major corporate initiatives, operations and strategy on an ongoing basis.

Our Board has been steadily refreshed and has what we believe is an optimal range of tenures. The average director tenure is approximately six years; one-half have six or more years of service and the remaining half have less than six years of service. Our more tenured directors provide important historical insights into our Company’s operations, in addition to their strong governance experience. Notably, the four new directors added since 2016 provide significant retail, operations, supply chain, fashion merchandise and technology expertise to our Board. Our Board currently consists of eight directors, all of whose terms of office will expire at the 2019 Annual Meeting of Shareholders (the “Annual Meeting”). Each of these eight, David F. Walker, Bonnie R. Brooks, Janice L. Fields, Deborah L. Kerr, John J. Mahoney, Kim Roy, William S. Simon and Stephen E. Watson, based on the recommendation of our Corporate Governance and Nominating Committee (the “Governance Committee”), has been nominated by the Board and has agreed to stand for re-election as a director of the Company to hold office until the 2020 Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified.

Prior to the 2016 Annual Meeting of Shareholders, our Board was divided into three classes with terms expiring in 2017 (Class III), 2018 (Class I), and 2019 (Class II). At the 2016 Annual Meeting of Shareholders, shareholders approved an amendment to our Articles of Incorporation eliminating the classified board structure and providing for the annual election of directors beginning at this Annual Meeting. Under our Amended and Restated Articles of Incorporation (the “Articles”), the unexpired three-year terms of directors elected prior to 2017 were not changed and the transition to a declassified board was phased in as each class came up for election. Accordingly, at the 2017 Annual Meeting of Shareholders, the Class III directors were elected for terms that expire annually. At the 2018 Annual Meeting of Shareholders, the Class I directors were elected for terms that also expire annually. The terms of the Class II directors will expire at this Annual Meeting, and these directors will be elected for terms that also expire annually. As a result, all of our directors will be elected on an annual basis commencing at this Annual Meeting.

Our Articles provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (in other words, the votes cast “For” the election of such director nominee must exceed the votes cast “Against” his or her election as a director). Although you may abstain from voting with respect to a particular nominee, that abstention will not be considered a vote cast “For” or “Against” that nominee and, as a result, will not impact the election result. Under our Corporate Governance Guidelines (the “Governance Guidelines”), if an incumbent director does not receive the required number of votes in an uncontested election, that director is required to submit in writing his or her irrevocable offer to resign from the Board.

In that situation, our Governance Committee would consider the resignation, evaluate the circumstances, and make a recommendation to the Board about whether to accept or reject the resignation or whether to take other action. The Board would act promptly on the Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it. The Board only will approve as nominees those director candidates who agree to tender such resignation promptly following the certification of the shareholder vote.

At the Annual Meeting, shareholders will be asked to elect the aforementioned eight directors to our Board for the ensuing year.

The following information is provided for each person our Board has nominated and recommended for election at the Annual Meeting. It includes the experience, qualifications, attributes, and skills that our Governance Committee and the Board believe are most important to our sustainable success and led them to conclude that the person should be nominated to serve as one of our directors.

- 2019 Proxy Statement	1

■	PROPOSAL 1 Election of Directors
Nominees for Election

Nominees for Election

David F. Walker, 65
Board Chair Since: 2015
Skills and Qualifications:
•   Former Partner Global Accounting Firm
•   Advanced Degree
•   Certified Public Accountant
•   Certified Fraud Examiner
•   NACD Board Leadership Fellow
•   Former Director Accountancy Program at the
    University of South Florida
Current Directorships:
•   Chico’s FAS, Inc., Board Chair, Audit
    Committee Chair and Executive Committee
    Chair
•   CommVault Systems, Inc., Audit Committee
     Chair
•   CoreLogic, Inc., Audit Committee Chair
Former Directorships: • Paradyne Networks • Technology Research Corporation • First Advantage Corporation

David F. Walker has been a director since 2005. He also serves on the boards of directors of CommVault Systems, Inc., a data management software company, and CoreLogic, Inc., a real estate intelligence and analytics company. In addition, he was the Director of the Accountancy Program at the University of South Florida from 2002 through 2009 and led the school’s Program for Social Responsibility and Corporate Reporting. Mr. Walker was a partner at Arthur Andersen LLP from 1986 until 2002 and led the firm’s assurance and business advisory services practice in the Florida/Caribbean region. Mr. Walker is an NACD Board Leadership Fellow, certified public accountant, certified fraud examiner, and has been deemed by the Board to be an Audit Committee Financial Expert.

Mr. Walker’s experience on other public company boards, his distinguished role in academia, his governance expertise, and his former service at a global accounting firm, provide the Board with significant leadership, financial and public company oversight experience and qualify him to serve on our Board.

Bonnie R. Brooks, 65

Skills and Qualifications:
•   Interim President and CEO of Chico’s FAS,
    Inc.
•   Former President and CEO of Hudson’s Bay
•   Former President of Lane Crawford Joyce
    Group
•   Former Global Merchandise Manager of
    Dickson Concepts (International) Limited
•   Former EVP and General Merchandise
    Manager of Holt Renfrew & Company
•   Global Retail Experience
Current Directorships:
•   Chico’s FAS, Inc., Executive Committee
•   Rogers Communications Inc., Human
    Resources, Pension and Corporate
    Governance Committees
•   RioCan Real Estate Investment Trust,
    Trustee, Investor and Governance
    Committees

Former Directorships:
•   Abercrombie & Fitch Co., Compensation Committee
 •   Empire Company Limited, Human Resources Committee
•   Royal Ontario Museum, Chair
•   Alignvest Acquisition Corporatation
•   Indigo Books & Music, Inc.
•   Liquor Control Board of Ontario, Chair

Bonnie R. Brooks has been a director since 2016. She was appointed Interim President and CEO (“Interim CEO”) of the Company effective April 24, 2019, following Shelley Broader’s resignation as President and CEO. She has more than 30 years of global retail executive leadership experience and most recently (January 2014 to December 2016) served as the Vice Chair of Hudson’s Bay

2	- 2019 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Company, a fashion retail group operating through multiple banners, including Hudson’s Bay, Lord & Taylor, Saks Fifth Avenue, Saks Off Fifth and Kaufhof. Ms. Brooks joined Hudson’s Bay in 2008 as Chief Executive Officer and President. From 2012 to 2014, Ms. Brooks served as President of Hudson’s Bay Company, responsible for both Hudson’s Bay and Lord & Taylor department stores USA. From 1997 to 2008, Ms. Brooks was based in Hong Kong serving as an executive officer, including as President of the Lane Crawford Joyce Group, a women’s fashion retailer with over 500 stores in Asia, and as Global Merchandise Manager for Dickson Concepts (International) Limited, a luxury retail group and owner of Harvey Nichols, UK. Prior to that, Ms. Brooks spent over a decade at Holt Renfrew & Company, a Canada-based fashion department store, in roles that included Executive Vice President and General Merchandise Manager. Ms. Brooks also served on the board of directors of Abercrombie & Fitch Co., a teen apparel retailer. Ms. Brooks currently serves on the board of directors of Rogers Communications Inc., a Canadian diversified communications and media company, and is a trustee of RioCan Real Estate Investment Trust, a North American real estate owner and developer. Ms. Brooks was formerly a director of Empire Company Limited, one of Canada’s largest food retailers. She is a member of the Order of Canada.

Ms. Brooks’ significant experience in the retail industry, including her experience as a Chief Executive Officer and President, has provided her with operational expertise and extensive public company board experience that qualify her to serve on our Board.

Janice L. Fields, 63

Skills and Qualifications:
•   Former President, EVP and COO of
    McDonald’s USA, LLC
•   Marketing, Strategic, Risk Management,
    Financial and Operational Experience
Current Directorships:
•   Chico’s FAS, Inc., Corporate Governance
    and Nominating Committee Chair and
    Executive Committee
•   Welbilt, Inc., Compensation Committee and
    Corporate Governance Committee
•   Taubman Centers, Inc., Compensation
    Committee
Former Directorships: • Buffalo Wild Wings, Inc., Chair • Monsanto Company, Compensation Committee

Janice L. Fields has been a director since 2013. She served as President of McDonald’s USA, LLC, a subsidiary of McDonald’s Corporation (“McDonalds”), a fast food chain operator and franchiser with $38 billion in sales per year, from January 2010 until her retirement in November 2012. Ms. Fields held numerous other roles at McDonald’s, having started her career as a crew member. Prior to serving as President, she held several executive positions within McDonald’s USA, including U.S. Division President for the Central Division from 2003 through 2006 and Executive Vice President and Chief Operating Officer from 2006 through January 2010.

From 2008 to 2018, Ms. Fields served on the board of directors of Monsanto Company, a leading global provider of agricultural products, and played a key role in navigating Bayer’s acquisition of the company in 2018. From 2017 until 2018, Ms. Fields also served on the board of directors of Buffalo Wild Wings, Inc. where she was appointed chairperson in August of 2017. As chairperson, Ms. Fields played a pivotal role in the acquisition of the company by Arby’s Restaurant Group in 2018.

In 2018, Ms. Fields was appointed to the board of directors of Welbilt, Inc., a leading global provider of commercial foodservice equipment. Ms. Fields also serves on the board of directors of Taubman Centers, Inc.

In addition to her public company service, Ms. Fields serves on the Global board of directors of Ronald McDonald House Charities, a global nonprofit organization focused on families and children. Previously, Ms. Fields also served on the boards of directors of The Field Museum, a natural history museum, from 2010 through 2012, and United Cerebral Palsy, an international nonprofit service provider for individuals with disabilities, from 2005 through 2013.

Through her numerous executive roles at a Fortune 500 company and board service, Ms. Fields has gained broad financial and operational experience and has demonstrated significant leadership and management skills through her successful implementation of various strategic initiatives. She has developed expertise related to marketing, strategic planning, risk management, production, human resources and mergers and acquisitions, which provides her with valuable insights on operational and strategic matters reviewed by our Board. Ms. Fields’ extensive operational, financial, and strategic planning experience qualifies her to serve on our Board.

- 2019 Proxy Statement	3

■	PROPOSAL 1 Election of Directors
Nominees for Election

Deborah L. Kerr, 47

Skills and Qualifications:
 •   Managing Director, Warburg Pincus
•   Former Executive Vice President, Chief
    Product & Technology Officer for Sabre
    Corporation and FICO
•   Former Chief Technology Officer for
    Hewlett-Packard Company
•   Former Manager, Mission Operations at
    NASA Jet Propulsion Laboratory
Current Directorships:
 •   Chico’s FAS, Inc., Corporate Governance
    and Nominating Committee and Human
    Resources, Compensation and Benefits
    Committee
 •   ExlService Holdings, Inc., Compensation
    Committee and Nominating and Governance
    Committee
 •   International Consolidated Airlines Group,
    S.A., Audit Committee
 •   NetApp, Inc., Audit Committee
Former Directorships: • D+H Corporation

Deborah L. Kerr has been a Director since June 2017. Ms. Kerr also serves on the boards of directors of NetApp, Inc., ExlService Holdings, Inc. and International Consolidated Airlines Group, S.A. Ms. Kerr serves as a Managing Director of Warburg Pincus, an American private equity firm with offices in the United States, Europe, Brazil, China and India. She formerly served on the board of directors of D+H Corporation, a Canadian company that provides global payments and lending technology.

From 2013 to April of 2017, Ms. Kerr was the Executive Vice President, Chief Product & Technology Officer for Sabre Corporation in Dallas, Texas, a software and services technology provider to the travel and transportation industry.

From 2009 to 2012, Ms. Kerr served as Executive Vice President and Chief Product & Technology Officer at Fair Isaac Corporation (now FICO) in San Diego, California. From 1998 to 2009, she served in various leadership roles at Hewlett-Packard Company. Prior to Ms. Kerr’s experience at Hewlett-Packard Company, she was Manager, Mission Operations at NASA Jet Propulsion Laboratory in Pasadena, California.

Ms. Kerr is a global operating executive, recognized for executing successful transformations, accelerating growth and innovation, and managing risk and change in complex environments. She is also an experienced private and public company director. Her extensive skill set, particularly her product and technology experience, qualifies her to serve on our Board.

4	- 2019 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

John J. Mahoney, 67

Skills and Qualifications:
•   Former Partner Global Accounting Firm
•   Former CFO and Vice Chairman of
    Staples, Inc.
•   Certified Fraud Examiner
Current Directorships:
•   Chico’s FAS, Inc., Human Resources,
    Compensation and Benefits Committee
    Chair, Audit Committee and Executive
    Committee
•   Bloomin’ Brands, Inc., Audit Committee
    Chair and Nominating and Governance
    Committee
•   The Michaels Companies, Inc., Audit
    Committee Chair and Nominating and
    Governance Committee
•   Burlington Stores, Inc., Lead Independent
    Director and Compensation Committee Chair
Former Directorships: • Advo, Inc. • Zipcar, Inc.

John J. Mahoney has been a director since 2007. He retired as Vice Chairman of Staples, Inc. (“Staples”), an office supply retail chain, where he served from 2006 through 2012. Additionally, he served as Chief Financial Officer for Staples from 1996 through 2012. Prior to 1996, Mr. Mahoney was a partner at the accounting firm Ernst & Young LLP. He currently serves on the boards of directors of Bloomin’ Brands, Inc., a company that owns dining restaurant chains, The Michaels Companies, Inc., an arts and crafts retail chain, and Burlington Stores, Inc., a national discount apparel retail chain. Mr. Mahoney served on the board of directors of Advo, Inc., a leading direct mail marketing services company, from 2001 to 2007, Zipcar, Inc., one of the world’s leading car-sharing services, from 2010 to 2012, and has been deemed by the Board to be an Audit Committee Financial Expert.

Mr. Mahoney’s extensive experience in several important areas, including finance and strategic planning, public company governance and executive compensation, as well as his deep knowledge of the various issues that retail companies currently face, qualify him to serve on our Board.

Kim Roy, 60

Skills and Qualifications:
•   Former Group President of Ralph Lauren
    North American Wholesale
•   Former Group President of Ralph Lauren,
    Lauren Brands
Current Directorships:
•   Chico’s FAS, Inc., Audit Committee
Former Directorships: • Weight Watcher’s International, Inc., Audit Committee

Kim Roy has been a director since February 2019. She has more than 30 years of experience in the retail industry leading and developing iconic American brands, particularly in women’s apparel.

Ms. Roy is currently President of Kim Roy Consulting LLC, a consulting advisory firm established by Ms. Roy to provide professional consulting services to businesses. Previously, she spent 13 years at Ralph Lauren Corporation. From 2014 to 2016 Ms. Roy was Group President, North America Wholesale, leading Polo, Lauren and Chaps apparel brands for men, women and children, as well as home categories. From 2008 to 2014, Ms. Roy was Group President of Lauren Brands, responsible for the Company’s women’s brands, and from 2003 to 2008, she served as President of Lauren.

From 2001 to 2003, Ms. Roy was President of the Ann Taylor division for Ann Taylor Inc. From 1995 to 2001, Ms. Roy served as Group President Liz Claiborne, Inc. Prior to this, Ms. Roy held various senior merchandising positions at Associated Merchandising Corporation and Abraham & Straus.

- 2019 Proxy Statement	5

■	PROPOSAL 1 Election of Directors
Nominees for Election

Ms. Roy previously served as a member of the board of directors of Weight Watchers International, Inc. She serves on the board of trustees of Skidmore College as well as serving as marketing and communications committee chair, compensation committee vice chair and advancement committee member. Ms. Roy also serves as a director and development committee member of Catholic Guardian Services.

Ms. Roy has extensive experience in retail brands with deep insight into driving profitability and promoting growth, including several prior senior executive roles. Ms. Roy’s expertise in the retail industry, particularly in women’s apparel and merchandising, and leadership skills qualify her to serve on our Board.

William S. Simon, 59

Skills and Qualifications:
 •   Former President and CEO of Walmart U.S.
     and EVP of Walmart Stores, Inc.
•   Former President of WSS Consulting
•   Former Secretary of the Florida Department
     of Management Services
•   Formerly held senior positions at Brinker
    International, Inc., Diageo North America,
    Inc., Cadbury Schweppes plc, PepsiCo, Inc.
    and RJR Nabisco, Inc.
Current Directorships:
 •   Chico’s FAS, Inc., Human Resources,
    Compensation and Benefits Committee
 •   Darden Restaurants, Inc., Audit Committee
    and Nominating and Governance Committee
    Chair
•   Anixter International, Inc.
Former Directorships: • Agrium, Inc.

William S. Simon has been a director since 2016. He retired in 2014 from his position as President and CEO of Walmart U.S. and Executive Vice President of Walmart Stores, Inc. (“Walmart”) and remained a consultant through 2015. Prior to that, he served in various executive roles at Walmart from 2006 forward. Mr. Simon has also served as President of WSS Consulting, a consulting advisory firm established by Mr. Simon to provide professional consulting services to businesses. Mr. Simon held several senior positions at Brinker International, Inc., a casual dining restaurant company, Diageo North America, Inc., a leading premium drink company, Cadbury Schweppes plc, a multinational confectionery company, PepsiCo, a multinational food, snack and beverage corporation, and RJR Nabisco, a tobacco and food products company. Mr. Simon served as Secretary of the Florida Department of Management Services and served 25 years in the U.S. Navy and Naval Reserves. Mr. Simon served on the board of directors of Agrium, Inc., a retail supplier of agricultural products and services. Mr. Simon also serves on the boards of directors of Darden Restaurants, Inc., a restaurant operator, Anixter International, Inc., a global distributor of network and security solutions, and is a senior advisor to KKR, an investment firm. Since 2015, Mr. Simon has served as a faculty member and Executive in Residence at Baylor University.

Mr. Simon’s extensive retail experience, particularly in management, in multi-unit supply chain and in global sourcing, along with his strong public company board experience, qualify him to serve on our Board.

6	- 2019 Proxy Statement

PROPOSAL 1 Election of Directors	■
Nominees for Election

Stephen E. Watson, 74

Skills and Qualifications:
•   Former Chairman and CEO of Dayton
    Hudson Department Stores Co.
•   Former CEO of Gander Mountain Company
Current Directorships:
•   Chico’s FAS, Inc., Corporate Governance
    and Nominating Committee
•   Kohl’s Corporation, Audit Committee and
    Governance and Nominating Committee
Former Directorships: • Shopko, Inc. • Smart & Final, Inc. • Norwest Bank • Target Corporation • Retek, Inc. • Eddie Bauer Holdings, Inc. • Regis Corporation, Compensation Committee

Stephen E. Watson has been a director since November 2010. Mr. Watson brings to the Board nearly 40 years of executive and director experience in the retail industry, holding various executive officer positions with Dayton Hudson Corporation, a company owning several major retail brands, including Chairman and Chief Executive Officer of Dayton Hudson Department Stores Co. and President of Dayton Hudson Corporation. Mr. Watson retired in 2002 as President and Chief Executive Officer of Gander Mountain Company, a privately held retailer for outdoor sports and recreation activities.

Mr. Watson serves on the board of directors of Kohl’s Corporation, a department store retail chain. From 2007 to 2017, he served on the board of directors of Regis Corporation, a leading hair salon chain. From 1997 through 2005, Mr. Watson was a director of Shopko Stores, Inc., a retail store chain. From 2004 through 2007, Mr. Watson was a director of Smart & Final, Inc., a chain of food supply stores. He also served on the boards of directors of Norwest Bank from 1990 to 1996, Target Corporation, a multinational retail chain, from 1991 to 1996, Retek, Inc., a provider of an end-to-end retail management enterprise resource planning software, from 1999 to 2004 and Eddie Bauer Holdings, Inc., a holding company that operates retail store chains, from 2005 to 2010.

Mr. Watson’s experience as a leading senior executive officer of several complex and specialty retail businesses, his experience as a director of other public retail companies and his broad knowledge of areas such as retail operations, corporate finance, accounting, marketing and merchandise procurement qualify him to serve on our Board.

If elected, Mr. Walker, Ms. Brooks, Ms. Fields, Ms. Kerr, Mr. Mahoney, Ms. Roy, Mr. Simon and Mr. Watson will continue their service on the Board beginning after the Annual Meeting, and all will serve on the Board until the Annual Meeting in 2020, until their successors are duly elected and qualified, or until their earlier death, resignation or removal. Unless otherwise directed, the persons named as proxies intend to vote such proxy “FOR” the election of Mr. Walker, Ms. Brooks, Ms. Fields, Ms. Kerr, Mr. Mahoney, Ms. Roy, Mr. Simon and Mr. Watson as directors of the Company.

None of the nominees are related to any of our directors, other nominees for director, or any executive officer of the Company by blood, marriage or adoption. There are no arrangements or understandings between any director or director nominee and any other person pursuant to which such director or director nominee was or is to be selected as a director.

Each of the proposed nominees for election as director has consented to serve if elected. If, as a result of circumstances not now known or foreseen, any of the nominees becomes unable or unwilling to serve as a director, it is intended that shares represented by the proxies voted for such nominee will be voted for such other person as our Board shall designate to replace such nominee. The Board has no reason to believe that any of the nominees will be unable or unwilling to serve.

Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL EIGHT NOMINEES.

- 2019 Proxy Statement	7

■	PROPOSAL 1 Election of Directors
Director Nominations and Qualifications

Director Nominations and Qualifications

Responsibility for Selection of Director Candidates

The Board is responsible for selecting director candidates. The Board has delegated the screening process to the Governance Committee, with the expectation that other members of the Board and executives will be asked to take part in the process as appropriate. The Governance Committee identifies individuals qualified to become Board members and recommends such individuals to the Board for its consideration.

Director Criteria

The Governance Committee is responsible for initial review and assessment of the skills, experience and background required of each of the Company’s directors in the overall context of the business and current composition of the entire Board. When evaluating potential nominees, including incumbent directors, the Governance Committee and the Board take into account our requirement that a substantial majority of Board members be independent; the diversity of experiences and backgrounds represented on the Board; the need for financial, business, academic, public company and other expertise on the Board and its Committees; and the need to have directors who will work diligently and collegially to represent the best interests of the Company and its shareholders, employees, customers and communities. While the focus and priorities may change from time to time, this assessment includes an evaluation of a potential nominee’s experience in areas relevant to our business and our strategy. Below is a summary of areas of experience our Board has determined are currently most relevant to our business:

SUMMARY OF DIRECTOR EXPERTISE/SKILL

Expertise/Skill	Board Representation
CEO / CFO Experience	✔
Corporate Governance	✔
E-Commerce / Social Media	✔
Executive Compensation / Human Capital	✔
Financial Expert	✔
Franchising	✔
IT/ Cybersecurity	✔
Marketing	✔
Product Development / Fashion Merchandising	✔
Real Estate	✔
Retail	✔
Store Operations	✔
Supply Chain / Sourcing	✔
Strategy / Business Development / Mergers & Acquisitions	✔

Our Board is exceptionally diverse, which provides us a broad spectrum of experience and expertise that will promote the presentation and consideration of differing points of view. By “diversity,” we mean differences of viewpoint, professional experience, individual characteristics, personal background, qualities, skills, qualifications, gender, ethnicity and race, so as to generate naturally varying perspectives. The Board and the Governance Committee believe that those varying perspectives are important to the effectiveness of the Board’s oversight of the Company. The Governance Committee does not assign specific weight to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees and continuing directors.

Directors should be able to provide insights and practical wisdom based on their experience and expertise. Directors are expected to prepare for, attend and participate in Board and Board Committee meetings, to ask direct questions and require straight-forward answers, and to meet as frequently and for as long as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other commitments do not materially interfere with the member’s service as a director. In accordance with our Governance Guidelines, service on other boards and other commitments are considered by the Governance Committee when reviewing candidates for election and reelection.

The Company does not have term limits for its directors. However, under the Company’s Governance Guidelines, a non-management director who will attain the age of 75 prior to the next Annual Meeting of Shareholders is required to submit a letter of resignation to the Board effective, if accepted, as of the next Annual Meeting of Shareholders. The Governance Committee and the Board will consider the resignation in the context of whether such director’s continued service contributes to the right mix of tenured and newer directors in light of requirements of the Board at that time. If the Board determines not to accept the director’s resignation, the Governance Committee and the Board will reconsider the issue the following year, if necessary.

8	- 2019 Proxy Statement

PROPOSAL 1 Election of Directors	■
Director Nominations and Qualifications

The Board and its Governance Committee believe the skills, qualities, attributes, and experience of our current directors provide the Company with the business acumen and diverse range of perspectives needed to engage each other and management, to address effectively the Company’s evolving needs, and to represent the best interests of the Company’s shareholders.

Identifying and Evaluating Nominees

The Governance Committee annually determines whether the current members of the Board continue to provide the appropriate mix of knowledge, skills, judgment, experience, diversity, differing viewpoints and other qualities necessary for the Board to direct the Company based on the list of relevant skills and expertise discussed above. Furthermore, the Governance Committee regularly engages in Board succession planning by assessing the need for additional Board members to fill vacancies or to expand the size or expertise of the Board and the likelihood that the prospective nominee can satisfy the applicable criteria for directors. The Governance Committee identifies potential Board nominees utilizing search firms and Board members’ contacts within the business community. When the Governance Committee seeks a new candidate for directorship, it seeks an individual whose skills and experience will complement the attributes and perspectives of the other members of the Board. The Governance Committee takes into consideration whether particular individuals satisfy the independence criteria established by the Company, which standards meet or exceed those set forth in the New York Stock Exchange (“NYSE”) listing standards, together with any special criteria applicable to serve on various committees of the Board. The information learned through the Board’s evaluation process, including any identified gaps or weaknesses on the Board, is also used by the Governance Committee when considering the need for new directors and individual director nominees.

Once the Governance Committee has identified a potential nominee, it will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the

Governance Committee with the recommendation of the prospective candidate, as well as the Governance Committee’s own knowledge of the candidate, which may be supplemented by inquiries to the person making the recommendation or others.

If the Governance Committee determines, in consultation with the Chair of the Board and other Board members, as appropriate, that additional consideration is warranted, it may ask Board members or engage third parties to gather additional information about the prospective nominee’s background and experience and to report the findings to the Governance Committee. The Governance Committee then evaluates the prospective nominee against the criteria set out in the Company’s Governance Guidelines.

In connection with this evaluation, the Governance Committee determines whether to interview the prospective nominee. If warranted, the Chair of the Governance Committee, one or more of the independent directors, as well as the Chief Executive Officer and President (“CEO”) and others as appropriate, interview the prospective nominee. Thereafter, the Governance Committee deliberates and makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Governance Committee.

In the case of Ms. Roy, she was identified as a potential candidate by a non-management director and then vetted by a professional search firm retained by the Board, and the process described above was followed, resulting in her election by the Board in February 2019.

Shareholder Nominees

The policy of the Governance Committee is to consider written recommendations from shareholders for positions on the Board. A shareholder who wishes to recommend a prospective nominee for the Board should notify the Corporate Secretary of the Company or any member of the Governance Committee in writing with whatever supporting material the shareholder considers appropriate, including the nominee’s name and qualifications for Board membership. In evaluating the nominations, the Governance Committee uses the same criteria as for other candidates recommended by the committee, other Board members, or other persons. In addition, shareholders may nominate persons for election as directors at an annual shareholders’ meeting if such nominations are made in accordance with the procedures set forth in the Company’s Articles.

In addition, a shareholder, or group of up to 20 shareholders, owning continuously for at least three years shares of the Company’s stock representing an aggregate of at least 3% of our outstanding shares, may nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the shareholder(s) and nominee(s) satisfy the requirements in the Company’s Amended and Restated Bylaws (the “Bylaws”). The Board believes that the provisions adopted in our Bylaws appropriately balance the benefits shareholders gain under proxy access against the potential disruption that could be created by regular proxy contests, the corresponding turnover of a number of Board seats, and the challenges of on-boarding and integrating these new directors.

- 2019 Proxy Statement	9

■	PROPOSAL 1 Election of Directors
Committees of the Board

Committees of the Board

The Board has the following standing committees: (a) Corporate Governance and Nominating Committee, (b) Audit Committee, (c) Human Resources, Compensation and Benefits Committee, and (d) Executive Committee. Each of these Committees has a charter under which it operates. These charters are available at the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.” The members of the Board on the date of this Proxy Statement, and the Committees of the Board on which they currently serve, are identified below:

Director	Corporate Governance and Nominating Committee	Audit Committee	Human Resources, Compensation and Benefits Committee	Executive Committee
David F. Walker
Bonnie R. Brooks				✔
Janice L. Fields				✔
Deborah L. Kerr	✔		✔
John J. Mahoney		✔		✔
William S. Simon			✔
Kim Roy		✔
Stephen E. Watson	✔
Chair
✔	Member

Board Responsibilities

The primary responsibility of the Board is to provide oversight, counseling, and direction to the Company’s senior executive management with regard to the long-term interests of the Company and its shareholders. To the extent appropriate under Florida law, the Board, in carrying out its duties, also may consider other factors it deems relevant, including the social, economic, legal or other effects of the Company’s business and operations, and its constituents, which include employees, suppliers, customers and the communities in which we do business. The Board’s detailed responsibilities include: (a) selecting, establishing performance goals for, regularly evaluating the performance of, and approving the compensation of the CEO and other executive officers; (b) reviewing, monitoring, and, where appropriate, approving the Company’s major financial objectives, operating and capital plans, and other significant actions or operations; (c) overseeing the Company’s strategic, operational, legal, regulatory, and reputational risk, including management’s identification and assessment of major risks facing the Company, and assisting in developing mitigation strategies; (d) planning for succession with respect to the CEO, and monitoring management’s succession planning for other executive officers;

(e) overseeing the conduct of the Company’s business to evaluate whether the business is being properly managed for long-term value and whether proper internal controls are in place and effective; (f) overseeing the processes for maintaining the Company’s integrity and ethical obligations with regard to its financial statements and other public disclosures, its compliance with law and ethical requirements, and its environmental, social and governance practices; (g) monitoring, through the Audit Committee, possible conflicts of interest and related party transactions; and (h) planning for the succession of the Board’s own members, including leadership roles.

The Board has delegated to the CEO, working with the Company’s other executive officers, the authority and responsibility for managing the Company’s business in a manner consistent with the Company’s standards and practices, and in accordance with any specific plans, instructions or directions of the Board. The CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board and/or its various Committees with respect to significant actions to be undertaken by the Company.

Corporate Governance and Nominating Committee

The Governance Committee held six meetings during fiscal 2018. This Committee is responsible for developing, assessing, maintaining, recommending and implementing policies and practices relating to corporate governance, including reviewing and monitoring compliance with the Company’s Governance Guidelines. In addition, as a nominating committee, its principal responsibilities also include interviewing, evaluating, nominating, and recommending individuals for membership on, and to serve as Chair of, the Company’s Board and each of its Committees. This Committee also prepares and supervises the Board’s annual review of director independence and oversees the Board’s evaluation process. All of the members of this Committee are, and all of the members of this Committee during fiscal 2018 were, independent within the meaning of the NYSE listing standards and the Company’s Governance Guidelines.

10	- 2019 Proxy Statement

PROPOSAL 1 Election of Directors	■
Committees of the Board

Audit Committee

The Audit Committee held six meetings during fiscal 2018. The Audit Committee’s principal responsibilities are to assist the Board in its general oversight of our accounting, financial reporting, financial risk assessment, internal controls, and audit function. This committee is directly responsible for: (a) the appointment, engagement, compensation, and oversight of the work of the Company’s independent certified public accountants; (b) reviewing the annual financial results and the annual audit of the Company’s financial statements; and (c) recommending whether the audited financial statements should be included in the Company’s Form 10-K and preparing the Audit Committee Report required under applicable securities laws. The Audit Committee also reviews the Company’s quarterly financial results and each Form 10-Q, and meets with the independent accountants and the Vice President-Internal Audit from time to time in order to review the Company’s internal controls and financial management practices. The Audit Committee also is responsible for reviewing and discussing with its independent accountants and management any related party transactions. During each fiscal year, at least one (and usually more) of the meetings between this Committee and the independent accountants is held separately without management present. The Audit Committee also meets with the head of the management disclosure committee periodically to discuss related party transactions. This Committee has established policies and procedures for the engagement of the independent accountants to provide permissible non-audit services, which includes pre-approval of all permissible non-audit services to be provided by the independent accountants.

All members of the Audit Committee are, and all of the members of this Committee during fiscal 2018 were, independent within the meaning of the listing standards of the NYSE, the Company’s

Governance Guidelines, and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). SEC regulations also require the Board to determine if a member of its Audit Committee is an “Audit Committee Financial Expert.” According to these regulations, an audit committee member can be designated an Audit Committee Financial Expert only when the audit committee member satisfies specified qualification requirements, including experience in (or “experience actively supervising” others engaged in) preparing, auditing, analyzing, or evaluating financial statements presenting a level of accounting complexity comparable to what is encountered in connection with the Company’s financial statements. The regulations further require such qualifications to have been acquired through specified means of experience or education. The Board has determined that Mr. Walker, the Chair of this Committee, and Mr. Mahoney each qualify as an Audit Committee Financial Expert within the meaning of the regulations of the SEC and that each of them has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Although the Board has determined that Mr. Walker and Mr. Mahoney each has the requisite attributes defined under the rules of the SEC, their respective responsibilities are generally the same as those of the other Audit Committee members. The Audit Committee members are not auditors or accountants for the Company, do not perform “field work” and are not full-time employees of any audit firm. The SEC has determined that an audit committee member who is designated as an Audit Committee Financial Expert will not be deemed to be an “expert” for any purpose as a result of being identified as an Audit Committee Financial Expert. (See the Audit Committee Report on page 46 for further information.)

Human Resources, Compensation and Benefits Committee

The Human Resources, Compensation and Benefits Committee (also referred to as the “Compensation Committee”) held five meetings during fiscal 2018. The principal responsibilities of this Committee are to: (a) review and make recommendations to the Board concerning the Company’s compensation philosophy and compensation plans to ensure alignment with the Company’s corporate goals and objectives; (b) evaluate the CEO’s performance against corporate goals and objectives established for the CEO and to approve the compensation of the CEO in light of her or his performance; (c) review and, when appropriate, approve the compensation of the executive officers of the Company; (d) provide input and make recommendations to the Board on individuals elected to be executive officers of the Company; (e) oversee and evaluate management’s assessment of the risks related to the Company’s compensation programs at least annually; (f) review and make recommendations with respect to, and administer, the Company’s existing and proposed compensation and bonus plans; and (g) review and discuss with management the Compensation Discussion and Analysis to be included in the Company’s annual proxy statement, recommend to the Board whether it should be included in such filing, and prepare the Compensation Committee report required to be included in the Company’s annual proxy statement. The Compensation Committee also participates in management succession planning processes with the Board and the CEO.

In addition, the Compensation Committee is responsible for evaluating and recommending compensation to be paid to our directors, including retainers, fees, benefits and perquisites. Because of the inherent conflict associated with directors setting their own compensation levels, under its charter, the recommendations of the Compensation Committee relating to director compensation must be reviewed by third parties, which may include outside consultants. Furthermore, the 2012 Omnibus Plan includes an annual per director limit on cash and equity compensation paid to our directors. The Compensation Committee also reviews, makes recommendations with respect to, and monitors compliance with the Company’s Stock Ownership Guidelines.

All of the members of this Committee are, and all of the members of this Committee during fiscal 2018 were, independent within the meaning of the listing standards of the NYSE and the Company’s Governance Guidelines. (See the Human Resources, Compensation and Benefits Committee Report on page 35 for further information.)

- 2019 Proxy Statement	11

■	PROPOSAL 1 Election of Directors
Governance of the Company

Executive Committee

The Executive Committee held one meeting during fiscal 2018. The Executive Committee serves primarily as a means for taking action requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved by Florida law solely to the Board. In practice, the Executive Committee’s actions have generally been limited to matters that the full Board specifically delegates to the Executive Committee, such as occasional action relating to the Company’s stock repurchase program.

Board and Committee Evaluation

Strengthening our Board’s effectiveness is a high priority and we conduct robust annual evaluations to assess our directors’ strengths and identify areas for improvement. Each year, the Board conducts a three-part evaluation process coordinated by the Governance Committee Chair and delivered by the Chair of the Board and other Committee Chairs: full Board evaluation, Committee evaluation and self-assessment. In advance of the meeting in which the evaluation occurs, the Board and Committees collect materials and information to assist in their evaluation discussions. They review the qualifications and experience we have identified as important for Board effectiveness and how our membership stacks up against those criteria. They also review the number of Board and Committee meetings for the prior fiscal year and attendance records for individual directors. They look at the various responsibilities of the Board or the particular Committee set out in our governing documents, and they examine whether those responsibilities were met. They review a summary of their accomplishments, actions and areas of focus over the year, including any open items. Members of the Board and each Committee also complete a comprehensive questionnaire relating to the Board’s performance, each Committee’s performance and their individual performance. The data collected from the questionnaires is tabulated, compared to the prior year and shared with the relevant chairs (of the Board and each Committee) to use in the in-person evaluation discussions.

The Board or Committee, in private session, then engages in focused, candid and thoughtful discussion about their performance. Directors who may not feel comfortable raising an issue in open session are encouraged to speak privately with the relevant Chair (of the Board or Committee), the CEO or General Counsel. Following the evaluation, the Chair of the Board or the Committee reports to the Board Chair, the CEO and/or the General Counsel (as appropriate) regarding the assessment generally and any desired management or Board action, change in procedure, or required follow-up resulting from the discussion.

Chair of the Board/Chief Executive Officer

The Board annually elects a Chair after taking into account the recommendation of the Governance Committee made following its annual review of the Company’s Board leadership structure. The Company does not require the separation of its Chair and CEO positions, but they are currently separate. If the CEO is elected as the Chair of the Board, the independent directors shall elect a lead independent director (“Lead Independent Director”) to serve as the focal point for communicating with the CEO, facilitating information flow and communications among non-management directors, and coordinating feedback to the CEO on behalf of the non-management directors regarding business issues and Board management. Currently, David F. Walker, an independent member of the Board, serves as Chair, while Bonnie R. Brooks serves as Interim CEO. The Company believes that, generally, separating the Chair and CEO roles is a strong governance practice and contributes to the Board’s independence from management.

Governance of the Company

Our Board operates within a strong set of governance principles and practices, which reflect discussions with our shareholders and monitoring of suggestions by recognized governance experts and the governance practices of other public companies. Our governance policies generally align with the corporate governance principles for U.S. companies developed by the Investor Stewardship Group (“ISG”), a collective of some of the largest institutional investors and global asset managers, including some of our own investors, that seeks to promote best practices in corporate governance. Some of our key governance principles and practices include:

Board Accountability to Shareholders

■	Majority Voting and Director Resignation Policy. Incumbent directors up for re-election to our Board who fail to receive a majority of the votes cast in an uncontested election must tender their resignation;
■	Declassified Board. As of this Annual Meeting, our Board is fully declassified, meaning the full Board is elected annually;
■	Proxy Access. Our Bylaws include a proxy access provision to make it easier for shareholders to nominate director candidates;
12	- 2019 Proxy Statement

PROPOSAL 1 Election of Directors	■
Governance of the Company

■	Right to Call Special Meetings. Our Articles and Bylaws include a mechanism for shareholders to call special meetings of shareholders;
■	Public Governance Documents. The Company discloses its corporate governance documents and its Code of Ethics on the Company’s website;
■	Shareholder Communication Mechanism. The Company provides a mechanism for shareholders to communicate with the Board; and
■	No Poison Pill. The Company has not adopted a “poison pill” or other similar shareholder rights provisions in its governance documents.

Shareholders’ Voting Rights

■	One- Share One-Vote. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting;
■	One Class of Stock. Shares of common stock are the only outstanding voting securities of the Company; and
■	Amendments to Articles and Bylaws. Amendments to our Articles do not require a super majority vote, except for changes to the provisions regarding the election and removal of directors and the vote required for amending the Articles. Our Bylaws may be amended by a vote of the shareholders and shareholders may prescribe in any bylaw approved by them that such bylaw may not be amended by the Board.

Independent Leadership Structure

■	Seven of Eight Directors are Independent. All but one member of our Board is independent;
■	Independent Board and Committee Chairs. The Board and every committee have an independent chair;
■	Annual Leadership Structure Review. The Board’s leadership structure is reviewed annually by our Governance Committee;
■	Separate Board Chair and CEO. The CEO and Chair of the Board are currently separate;
■	Independent Directors Executive Sessions. Independent directors regularly meet in executive session at regularly scheduled Board meetings and the Chair of the Board communicates any concerns to the CEO or management; and
■	Audit Executive Sessions. The Audit Committee regularly conducts executive sessions with: independent auditors, internal audit, General Counsel, CFO and Chief Accounting Officer.

Structures and Practices that Enhance Board Effectiveness

■	Experience Mix. As described above, our Board is comprised of directors with a diverse and appropriate mix of experience and skills relevant to the Company’s business and strategy and to its status as a public company;
■	Diversity. The Board reflects, and seeks in its searches for new directors, diversity of experience and of personal and professional backgrounds;
■	Risk Oversight. The Board oversees the Company’s Enterprise Risk Management program, which is reviewed at least annually, and has allocated its various risk management and oversight responsibilities among itself and its Audit, Governance and Compensation Committees to ensure adequate time and resources to effectively monitor Company risk;

■	Retirement Policy. Individual directors are required to offer their resignation on certain triggers, including changes in professional circumstances or the attainment of the age of 75;
■	Annual Evaluations. The Board and its Committees engage in a robust annual evaluation process, described above;
■	Over-Boarding and Other Significant Activities. The Company’s Governance Guidelines contain provisions limiting its directors’ service on other boards of directors and their committees as well as undertaking business activities that result in significant time commitments or may create legal or independence issues;
■	Majority Voting for Mergers. Mergers require the affirmative vote of a majority of the outstanding shares of the Company;
■	Board Size and Director Vacancies. The size of the Board can be fixed from time to time and vacancies on the Board can be filled by a majority vote of the Board;
■	Directors Removable Only for Cause. Our Articles provide that directors may be removed only for cause by shareholders; and
■	Annual Review of Governance Guidelines. Many of the governance policies of the Company are contained in our Governance Guidelines which are reviewed annually and provided on our website (see discussion of the Governance Guidelines below).

Compensation and Incentive Structure Alignment with Company Goals and Strategy

■	Stock Ownership Guidelines. The Company has strong stock ownership guidelines in place for our officers and directors;
■	Anti-hedging and Anti-pledging Policies. The Company’s Insider Trading Policy prohibits officers and directors from engaging in certain speculative transactions, such as short-term trading, short sales, trading on margin and certain stock pledges;
■	Clawback Policy. The Company has an incentive compensation clawback policy in place for our executive officers;
■	Third Party Compensation Review. The Compensation Committee engages an independent third party to evaluate the level of compensation provided to our named executive officers;
■	Incentive Compensation Practices Align with Long-Term Goals. As described more fully in our compensation discussions below, the Company has enhanced its incentive compensation practices to ensure alignment with its long-term goals; and
■	Equity Compensation Practices Align with Long-Term Goals. The 2012 Omnibus Plan and the related agreements governing equity grants require a minimum of one-year vesting on grants, prohibit the “recycling” of shares related to stock option exercises, and limit the annual amount of cash and equity compensation that can be granted to non-employee
- 2019 Proxy Statement	13

■	PROPOSAL 1 Election of Directors
Governance of the Company

directors. In addition, beginning in 2018, our long-term performance equity grants have a 3-year performance period based on Company performance against specific return on net assets (“RONA”) goals.

Corporate Governance Guidelines and Other Materials

As noted above, the Company has adopted Corporate Governance Guidelines. The Governance Guidelines, together with the charters of the Board’s Committees and other governance documents, provide the framework for the governance of the Company which is designed to promote the Board’s independence from management where appropriate, to establish an environment where the Board is able to adequately perform its function as the overseer of management, and to align the interests of the Board and management with the interests of the Company’s shareholders.

The Governance Guidelines are available at the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.” In addition to the Company’s Governance Guidelines, other information relating to corporate governance at the Company is available on the Corporate Governance section of the Company’s website, including:

■	Audit Committee Charter
■	Human Resources, Compensation and Benefits Committee Charter
■	Corporate Governance and Nominating Committee Charter
■	Executive Committee Charter
■	Articles of Incorporation
■	Bylaws
■	Code of Ethics
■	Policy on Granting Equity Awards
■	Stock Ownership Guidelines
■	Complaint Procedures for Accounting Matters
■	Insider Trading Policy

The Company’s shareholders may also obtain printed copies of these documents by writing to Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966.

In addition, we are working to minimize the Company’s environmental footprint in all the communities where we operate by integrating social and environmental sustainability into business practices to support long-term growth. By creating sustainable global operations, we can create opportunities that positively impact the communities that make our products and the communities in which our products are sold. Information about some of these efforts is available in the following documents found on the Company’s website (www.chicosfas.com) by clicking on “Responsibility”:

■	Social Responsibility
■	Philanthropy
14	- 2019 Proxy Statement

PROPOSAL 1 Election of Directors	■
Governance of the Company

Corporate Governance Structure

A corporate governance structure is typically defined as the system that allocates duties and authority among a company’s shareholders, board of directors, and management. The shareholders elect the Board and vote on certain governance matters. The Board has the ultimate decision-making authority for the Company, except with respect to those matters specifically reserved for the shareholders. The Board has responsibility for the Company’s long-term strategic plans, for establishing broad corporate policies, for hiring, overseeing and evaluating executive management, particularly the CEO, and for our overall performance and direction, but is not directly involved in our day-to-day operations. The day-to-day operations of the Company are conducted by its management, under the direction of the CEO. Board members keep informed about our business by participating in meetings of the Board and its Committees, by reviewing analyses, reports and other materials provided by Company management during and between Board meetings and through discussions with our CEO and other employees. The Board conducts its business through meetings and through actions taken by written consent in lieu of meetings. Our Board currently consists of eight directors, including seven independent directors and our current Interim CEO, who is not independent. If all of the nominees for election are elected, this year the Board will continue to be comprised of seven independent directors and one non-independent director.

Code of Ethics

The Company and the Board believe that the long-term success of the Company is dependent upon maintaining an ethical business environment and complying with all legal and regulatory requirements. As part of its oversight in that regard, the Company maintains a Code of Ethics that applies to all employees and directors of the Company, including the CEO, the principal financial officer and the principal accounting officer. The Code of Ethics is available at the Company’s investor relations website

(www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.” The Company intends to post amendments to or waivers from its Code of Ethics (to the extent applicable to the Company’s CEO, principal financial officer, principal accounting officer or its directors) at this location on its website. No waivers have been granted under the Code of Ethics.

Affirmative Determination Regarding Director Independence

Under our Governance Guidelines, a substantial majority of the directors serving on our Board is required to be comprised of independent directors. In general, our Board determines independence on the basis of criteria established by the Company and set forth in its Governance Guidelines, which standards meet or exceed those set forth in the NYSE listing standards, and other facts and circumstances it considers relevant. It is the responsibility of the Governance Committee to evaluate whether each director and each director candidate satisfies these independence standards and to make its findings and recommendations to the Board. In making the independence determination, the Governance Committee and the Board consider all relevant facts, circumstances, and material relationships with the Company, including its affiliates (either directly or indirectly or with an organization of which the director is an officer, shareholder, member or a partner) that may interfere with the exercise of such director’s independence from management. A director is considered independent only if the Board affirmatively determines that the director has no material relationship with the Company, either directly or indirectly. In addition, under the Governance Guidelines and the NYSE listing standards a director is not independent if:

■	The director is or has been within the last three years an employee of the Company.
■	An immediate family member of the director is or has been within the last three years an executive officer of the Company.
■	The director has received more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years. This excludes Board and Committee fees or other forms of deferred compensation for prior service.

■	An immediate family member of the director has received more than $120,000 in direct compensation from the Company (excluding for purposes of this computation any direct compensation received as a non-executive employee of the Company) during any twelve-month period within the last three years.
■	The director or an immediate family member of the director is a current partner of the Company’s internal or external auditor.
■	The director is a current employee of the Company’s internal or external auditor.
■	An immediate family member of the director is a current employee of the Company’s internal or external auditor and works in the auditor’s audit, assurance, or tax compliance practice.
■	Within the last three years, the director or immediate family member of the director was a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit.
■	The director or immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee.
- 2019 Proxy Statement	15

■	PROPOSAL 1 Election of Directors
Board’s Role in the Risk Management Process

■	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payment to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of the other company’s consolidated gross revenues.

Directors who are designated as independent directors are expected to promptly inform the Company of any anticipated changes in their circumstances or relationships that may impact their designation as an independent director or their qualifications to serve on any Board Committee to which they have been appointed.

The Board, based on the evaluation, findings and recommendations of the Governance Committee, has concluded that all of the director nominees, other than Bonnie R. Brooks, our Interim CEO, are, and all directors serving during fiscal 2018, other than Ms. Broader, were, independent of the Company and its management under the independence standards set forth in the Governance Guidelines, under the NYSE independence standards, and under the independence standards set forth in Rule 10A-3 under the Exchange Act. The Board also has affirmatively determined that the members of the Audit, Compensation, and Governance Committees are all, and the members who served on these Committees during fiscal 2018, were all independent directors. Members of the Compensation Committee also meet the additional standards applicable to “outside directors” under Internal Revenue Code Section 162(m) and qualify as “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

Board’s Role in the Risk Management Process

Our Board and its Committees serve an important role in overseeing management’s identification, assessment, and mitigation of risks that are material to us. The Board discharges many of its responsibilities and oversight functions with respect to risk through its Audit, Compensation, and Governance Committees. The Board generally oversees our Enterprise Risk Management program and the evaluation of enterprise risk issues, particularly those risk issues not overseen by other Committees, such as data and cyber-security, information systems, litigation and strategic planning.

In particular, the Audit Committee assists the Board in fulfilling its oversight responsibility relating to the performance of our system of internal controls, certain legal and regulatory compliance, and our audit, accounting and financial reporting processes. The Audit Committee also periodically reviews with our General Counsel legal and regulatory matters, if any, that may have a material adverse impact on our financial statements.

The Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs. In April 2018 and in April 2019, the Compensation Committee asked management to review our compensation policies and practices for all employees to identify general areas of risk and to communicate with the Compensation Committee’s independent compensation consultant concerning the design and structure of our executive compensation program. Management performed its review and discussed areas of potential risk. Management concluded that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company because they include multiple incentives, balancing sales, earnings, margin, expense control and return on net assets (or RONA), and including certain compensation awards that are designed to encourage a longer-term focus. In addition, the design and structure of our compensation programs are generally the same across all business units such that the compensation policies and practices throughout the organization do not vary significantly from the overall risk and reward structure of the Company as a whole. The Compensation Committee reviewed management’s assessments and conclusions and discussed them with management.

The Governance Committee oversees risks associated with corporate governance, business conduct and ethics, and board membership, leadership and structure.

As part of the oversight process, each Committee receives reports from members of management concerning the areas of material risk to the Company that are within the purview of that Committee to enable it to understand our risk identification, risk management and risk mitigation strategies. While each Committee is responsible for assisting the Board in evaluating and overseeing certain risks, the entire Board is kept apprised of such risks through regular Committee reports. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board and Committee/Annual Meeting Meetings

Board and Committee Meetings

The Board and its Committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. It is the Company’s policy that directors should attend each meeting of the Board and each meeting of the Committees on which they serve. The Board held five regularly scheduled and one special meeting during fiscal 2018 and each incumbent director attended at least 75% of the aggregate of the total number of Board meetings and meetings of Committees on which he or she served.

During fiscal 2018, the non-management directors of the Board met without the CEO or other members of management present at all five of its regularly scheduled Board meetings.

Director Attendance at Annual Meeting

The Company expects all of its directors to attend the Annual Meeting of Shareholders. All of our directors then holding office attended our Annual Meeting of Shareholders in 2018.

16	- 2019 Proxy Statement

PROPOSAL 1 Election of Directors	■
Compensation of Directors

Communications to Non-Management Directors

Our Board highly values shareholder input and has engaged in telephonic and in-person meetings with shareholders this year. Our Board is also available to talk with shareholders at our annual shareholder meeting, which we host at our corporate headquarters in Fort Myers, Florida. Further, our Board has established a process for shareholders and other interested parties to communicate with any independent director or with non-management directors as a group. Shareholders and other parties interested in communicating with the Chair or with the other non-management directors as a group may do so by writing to: Chair, Board of Directors, Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966. Letters addressed to the Chair or any of the other non-management directors will be routed to the Corporate Secretary who will review all such correspondence, will keep a file with copies of such correspondence (including a log thereof), will regularly forward such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or Committees thereof or that he or she otherwise determines requires their attention and may also provide each of the directors with summaries of all such correspondence. Solicitations or other matters unrelated to the Company will not be forwarded to the relevant director(s). Directors may at any time review the file of such correspondence or the log of such correspondence and may request copies of any such correspondence. Our shareholder communication process is also available on our corporate website, under our Governance Guidelines at http://chicosfas.com/about-us/governance-documents-and-charters.

A separate process has been established for dealing with concerns relating to accounting, internal controls or auditing matters. Shareholders, employees, and other parties interested in communicating about any of these particular matters may alternatively submit such communications by calling a third-party hotline that has been established by the Company (1-888-361-5813) and such reports will immediately be brought directly to the attention of the Chair of the Company’s Audit Committee and separately to the General Counsel and to the Vice President-Internal Audit. If a communication relating to accounting, internal controls or auditing matters is received in writing by the Company, the Corporate Secretary will promptly forward such written correspondence to the Chair of the Audit Committee and separately to the General Counsel and Vice President-Internal Audit. These reports, whether received through the hotline or in writing, will be handled in accordance with procedures established by the Audit Committee (see Complaint Procedures for Accounting Matters available on the Company’s website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters”).

Compensation of Directors

Our Company is fortunate to have directors whose commitment to board service is substantial as reflected in their active engagement with management. Various members of the Board have participated in evaluations across certain company functional areas, offering hands on expertise and guidance. This is particularly true in merchandising, technology and sourcing and supply chain as we strive to be a more efficient, agile and flexible organization, which is essential in the rapidly evolving retail environment. Their commitment is further reflected in their continued retention of all shares that have been awarded as part of their director compensation.

General

Under our Governance Guidelines, only our non-management directors are entitled to receive compensation for serving on the Board. The Compensation Committee is responsible for reviewing and recommending director compensation to the Board, which it does at least annually. For each of the past several years, the Compensation Committee engaged the services of Frederic W. Cook & Co., Inc. (“FW Cook”), an outside independent consultant, to assist in its analysis and recommendations. As part of its consulting services, FW Cook provided the Compensation Committee with a review and analysis of the prevailing outside director compensation structures, utilizing data from the Company’s peer group companies. FW Cook’s review indicated that the Company’s annual director compensation was positioned between the median and 75th percentile of the peer group, as reported in proxy statements filed in 2017, and before any anticipated or undisclosed increases as of the date the analysis was conducted and recommended changes to base compensation and non-equity benefits. The Compensation Committee shared that review and analysis with the full Board as part of its recommendation.

When making its recommendation to the Board, the Compensation Committee also considers the potential appearance that the independence of our directors may be adversely affected if compensation and benefits exceed customary levels, if the Company makes substantial charitable contributions to organizations with which a director is affiliated, or if the Company enters into consulting contracts with, or provides other indirect forms of compensation, to a director, an immediate family member of a director or an organization with which the director is affiliated.

The reviews and analyses discussed above were used in connection with implementing the compensation arrangements described below.

- 2019 Proxy Statement	17

■	PROPOSAL 1 Election of Directors
Compensation of Directors

Indemnification

We indemnify our directors and certain officers to the fullest extent permitted by law so that they will serve free from undue concern. This indemnification is authorized under our Bylaws, and accordingly we have signed agreements with all Board members obligating us to provide this indemnification to them.

Base Compensation and Non-Equity Benefits

During fiscal 2018, each non-employee director received an annual retainer of $90,000. The non-employee director serving as Chair of the Board received an additional annual retainer of $75,000. In addition, each non-employee director who served as the Chair for the Audit Committee, Compensation Committee and Governance Committee received additional annual retainers of $20,000, $20,000 and $15,000, respectively.

All directors are entitled to reimbursement of their reasonable out-of-pocket expenses for attendance at Board and Committee meetings and until the changes described below, non-employee directors were also entitled to elect to participate in the Company’s health insurance program with coverage provided for the director and his or her dependents, with the cost thereof paid by the Company. In February 2017, the Board voted to discontinue offering participation in the Company’s health insurance program to new Board members and to current non-participating Board members. Those Board members participating in the program as of that date were grandfathered so that their participation could continue. During the last fiscal year, Mr. Walker, Ms. Brooks, Ms. Fields, Mr. Mahoney, Mr. Simon and Andrea Weiss (who resigned from the Board in November 2018) participated in this health insurance program. In addition, Board members are eligible to participate in the same merchandise discount program as all of our employees.

Restricted Stock

The Board has the discretion to make equity awards to non-employee directors. It is anticipated that each year around the time of the Annual Meeting of Shareholders, at the discretion of the Board, each continuing non-employee director will be awarded a determined number of shares of restricted stock or restricted stock units that would vest one year following the grant date. Restricted stock awards are considered participating securities and recipients have the right to receive dividends on the awards during the vesting period. On June 21, 2018, for their respective service as directors, Mr. Walker, Ms. Brooks,

Ms. Fields, Ms. Kerr, Mr. Mahoney, Mr. Simon, Mr. Watson and Ms. Weiss each received a grant of 16,580 shares of restricted equity under the Company’s 2012 Amended and Restated Omnibus Stock and Incentive Plan (the “2012 Omnibus Plan”), which was equivalent to approximately $145,000 in grant value, with the right to receive such award in the form of restricted stock or restricted stock units with deferred delivery. Each such restricted stock or restricted stock unit grant vests on June 21, 2019, except for Ms. Weiss’s restricted stock, which vested in full in connection with her resignation on November 2, 2018.

Other

During her service as Interim CEO, Ms. Brooks will not receive any compensation for her continuing service as a non-employee director.

18	- 2019 Proxy Statement

PROPOSAL 1 Election of Directors	■
Compensation of Directors

Non-Employee Director Compensation Table

The following table provides information on the compensation for non-employee directors for the fiscal year ended February 2, 2019 (referred to as “fiscal 2018”).

Name(a)	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
David F. Walker	$185,000	$145,075	$14,239	$344,314
Bonnie R. Brooks	90,000	145,075	6,726	241,801
Janice L. Fields	105,000	145,075	14,239	264,314
Deborah L. Kerr	90,000	145,075	—	235,075
John J. Mahoney	110,000	145,075	14,239	269,314
William S. Simon	90,000	145,075	19,974	255,049
Stephen E. Watson	90,000	145,075	—	235,075
Andrea M. Weiss(b)	67,500	145,075	80,539	293,114
(a)	Ms. Roy is not included in this table because she joined the Board during fiscal 2019.
(b)	Ms. Weiss resigned from the Board effective November 2, 2018.
(1)	The following table shows the breakdown of the Fees Earned or Paid in Cash between the Annual Retainer and the Committee Chair Fees. These fees are paid quarterly, in arrears.
Name	Annual Retainer Fees ($)	Board Chair and Committee Chair Fees ($)	Total Fees Earned or Paid in Cash ($)
David F. Walker	90,000	95,000	185,000
Bonnie R. Brooks	90,000	—	90,000
Janice L. Fields	90,000	15,000	105,000
Deborah L. Kerr	90,000	—	90,000
John J. Mahoney	90,000	20,000	110,000
William S. Simon	90,000	—	90,000
Stephen E. Watson	90,000	—	90,000
Andrea M. Weiss	67,500	—	67,500
(2)	The amounts included in the “Stock Awards” column represent the grant date fair value of restricted equity awards granted to directors in fiscal 2018, computed in accordance with FASB ASC 718. The grant date fair value for shares/units granted to each non-employee director on June 21, 2018 was $8.75 per share. The amounts in this column represent the value of 16,580 shares of restricted stock or restricted stock units, the aggregate number of restricted stock (or restricted stock units in the case of Ms. Fields) held by each non-employee director as of February 2, 2019. In connection with her resignation, the Board fully vested Ms. Weiss’s restricted stock award on November 2, 2018.
(3)	The amounts in this column represent Company-paid premiums for health insurance coverage. For Ms. Weiss, the amount in this column also represents, in connection with her resignation from the Board, lump sum payments of $60,000 equal to the director fees she would have earned for the period from the date of her resignation through the end of her term, and $9,888 equal to the estimated COBRA costs for her health insurance for the period from the date of her resignation through the end of her term.
- 2019 Proxy Statement	19

■	PROPOSAL 2 Advisory Resolution to Approve Executive Compensation of our Named Executive Officers
Compensation of Directors

■	PROPOSAL 2 ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary of the Advisory Resolution

The Company is asking you to approve the compensation of our named executive officers (“NEOs”) as described in this Proxy Statement (the “say-on-pay” vote). The Company’s NEOs are identified in the Summary Compensation Table on page 36 in the Executive Compensation section and the accompanying tables contained in this Proxy Statement on pages 24-35. While the Board and its Compensation Committee will carefully consider the shareholder vote, the vote is advisory in nature and will not be binding on the Board or the Company.

The Company has long demonstrated its commitment to sound executive compensation practices and corporate governance principles, working to ensure that its practices protect and further the interests of shareholders. We believe that our executive compensation program, as described more fully in the Executive Compensation section of this Proxy Statement, is structured (i) to promote a performance-based culture which links the interests of management and shareholders; (ii) to support our business objectives; and (iii) to align our programs with recognized corporate governance best practices because:

■	Our compensation programs strongly support our key business objectives and our focus on increasing shareholder value.
■	A significant portion of NEO compensation is “at risk” so that if the value we deliver to our shareholders declines, so does the compensation we deliver to our NEOs.
■	We set our performance goals for the cash incentive bonus at the beginning of the fiscal year so that the determination as to whether the goals have been achieved is based on objective criteria and so that, at the time the goals are set, there remains sufficient uncertainty as to whether they will be achieved so as to more effectively motivate performance.
■	We monitor and compare the compensation programs and pay levels of executives at peer companies so that our compensation programs are competitive and within the range of market practices of our peers.
■	We conduct an annual risk assessment of our compensation programs; as a result of our most recent assessment, we determined that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
■	We require executives and non-employee directors to maintain meaningful Company stock ownership levels.
■	Officers and directors are not permitted to hedge their economic exposures to Company stock and are also prohibited from trading our stock on margin.
■	We have a formal compensation clawback policy for adjustment, cancellation or recovery of incentive-based awards or payments to our Section 16 officers in the event of a material financial restatement.
■	We do not provide significant perquisites or personal benefits to NEOs.
■	As part of our emphasis on performance-based compensation plans, we do not provide supplemental executive retirement plans or other non-performance-based retirement benefits to the NEOs, other than the tax-qualified 401(k) defined contribution plan available to all employees and the deferred compensation plan, which is available to highly-compensated employees.
■	Our severance policies are in line with competitive practice, and we do not provide tax gross-ups.

As noted below, our compensation philosophy emphasizes pay for performance and places a significant percentage of NEO compensation “at risk.” For example, between 63% - 88% of our executive compensation opportunity for fiscal 2018 was at risk, subject to performance.

In addition, the Company has in the past sought and received shareholder approval for the incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans include the Cash Bonus Incentive Plan (“the Bonus Plan”), which the shareholders approved in 2015, and the 2012 Omnibus Plan, which the shareholders originally approved in 2012, and for which we received shareholder approval of an amendment and restatement in 2017. Compensation provided pursuant to these shareholder-approved plans makes up a majority of the pay that the Company provided to its NEOs.

At our 2018 Annual Meeting of Shareholders, we received 96% approval of our executive compensation for fiscal 2017. While we applied similar philosophy and practices in determining fiscal 2018 compensation for our NEOs, we conducted extensive shareholder outreach and took that feedback into consideration in the design of our future programs. Our long-term equity plan provides a direct link between compensation and the creation of long-term shareholder value. For fiscal year 2018, the Company increased the performance measurement period of the Company’s performance-based stock awards from one to three years. This change allows for a more focused approach on longer term strategic goal setting for the business and supports retention efforts for employees participating in the 2012 Omnibus Plan.

Accordingly, the Board recommends that the shareholders approve the following advisory resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s NEOs as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders pursuant to compensation disclosure rules of the

20	- 2019 Proxy Statement

PROPOSAL 2 Advisory Resolution to Approve Executive Compensation of our Named Executive Officers	■
Compensation of Directors

Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion.

Recommendation

The Board encourages shareholders to endorse the executive compensation program by voting in favor of this resolution. Although the say-on-pay vote is non-binding, the Board and its Compensation Committee, which is comprised entirely of independent directors, will consider the voting results, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.

THE BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

- 2019 Proxy Statement	21

■	EXECUTIVE OFFICERS

The following table sets forth certain information regarding the Company’s current executive officers.

Executive Officers	Age	Positions	Years with the Company
Bonnie R. Brooks	65	Interim President, Chief Executive Officer and Director	(a)
Todd E. Vogensen	50	Executive Vice President - Chief Financial Officer and Assistant Corporate Secretary	9
Karen McKibbin	59	Brand President - Chico’s	(b)
David Pastrana	42	Brand President - White House Black Market	1
Mary van Praag	54	President of the Intimate Apparel Group	1
Ann E. Joyce	54	Chief Customer Officer and Executive Vice President - Technology, Supply Chain and Field Operations	3
Kristin M. Gwinner	50	Senior Vice President - Chief Human Resources Officer	6
Gregory S. Baker	48	Senior Vice President - General Counsel and Corporate Secretary	2
David M. Oliver	61	Senior Vice President - Finance, Controller and Chief Accounting Officer	7
(a)	Director since 2016. Interim President and Chief Executive Officer as of April 24, 2019.
(b)	Joined the Company in April 2019.

Non-Director Executive Officers

Todd E. Vogensen is Executive Vice President - Chief Financial Officer and Assistant Corporate Secretary. He joined the Company in October 2009 as Vice President - Financial Planning and Analysis, followed by the role of Vice President - Investor Relations, before his promotion to Senior Vice President - Finance. He was subsequently named Executive Vice President - Chief Financial Officer and Assistant Corporate Secretary. Prior to joining the Company, Mr. Vogensen served in executive finance roles at Michaels Stores, Inc., an arts and crafts retail chain, Gap, Inc., a clothing and accessories retailer, and Hewlett Packard Company, an information technology company, as well as Audit Manager and CPA at accounting firm PricewaterhouseCoopers LLP.

Karen McKibbin is Brand President - Chico’s. She joined the Company in April 2019. Ms. McKibbin served as President of Nordstrom Rack, an off-price fashion retailer, since 2017. From 2012 until 2017, Ms. McKibbin served as President of Nordstrom Canada, an international fashion retailer. Previously at Nordstrom, she served as Vice President and led four different regions for that company. Ms. McKibbin also served in merchandising and store management roles at Nordstrom.

David Pastrana is Brand President - White House Black Market. He joined the Company in January 2018. Mr. Pastrana served as President of Apparel at Sears Holding Corporation from March 2014 through July 2017. Prior to that, from April 2013 to March 2014, he served as President North America for Topshop Topman, where he managed the North American retail, wholesale and online businesses. Before that he was at Inditex (parent company to Zara) for almost eight years, where he served as CEO and Managing Director of the Canadian and then the U.S. markets. Prior to that he served Inditex in various corporate, regional and store operations roles.

Mary van Praag is President of the Intimate Apparel Group. She joined the Company in September 2017. Ms. van Praag has over 30 years of global, multichannel beauty industry leadership experience. She has a proven track record of developing brands and executing sales growth strategies. Prior to joining the Company, Ms. van Praag was CEO of Perricone MD from May 2015 to August 2017. From March 2008 to May 2015, Ms. van Praag held several international and domestic executive leadership roles at Coty, Inc. (“Coty”), including serving as General Manager of OPI Products, Inc. Prior to Coty, Ms. van Praag held corporate and regional positions at Johnson & Johnson, Revlon, Inc., and other health, beauty, and personal care companies.

Ann E. Joyce is Chief Customer Officer and Executive Vice President - Technology, Supply Chain and Field Operations. She joined the Company in November 2015. Ms. Joyce has more than 30 years of experience supporting the apparel industry, including retail, wholesale, licensing, manufacturing, and international environments. Prior to joining the Company, Ms. Joyce served as Senior Vice President and Chief Information Officer at Aeropostale, Inc. for 12 years. During her tenure, Aeropostale was recognized as a Top Innovator by Apparel Magazine and helped lead the industry into mobile payments. Prior to Aeropostale, Ms. Joyce held various positions including the position of Vice President of Global Applications at Polo Ralph Lauren from 1996 until 2002. Ms. Joyce has also held positions of increasing scope and responsibility at Leslie Faye, and Garan, Inc. since starting her career.

Kristin M. Gwinner is Senior Vice President - Chief Human Resources Officer, having joined the Company in December 2012. Ms. Gwinner has served Chico’s FAS, Inc. in several roles over the last 6 years, leading to her current position as Senior Vice President, Chief Human Resources Officer. Ms. Gwinner joined Chico’s FAS initially as Vice President, Human Resources, followed by the role of Vice President of Talent, Development, and Diversity and Inclusion, before her promotion to Senior Vice President. Previously, Ms. Gwinner served as head of human resources in the role of Vice President, Human Resources for Pacific Sunwear of California, LLC (“PacSun”), a specialty retailer

22	- 2019 Proxy Statement

EXECUTIVE OFFICERS	■
Non-Director Executive Officers

that offers a cross-section of emerging brands and trending fashion based in Anaheim, California from 2010 to 2012. Prior to joining PacSun, Ms. Gwinner served as Sr. Director, Human Resources for T-Mobile US, Inc. a national provider of wireless voice, messaging, and data services. During her 12 years, she held numerous positions of increasing scope and worked through several mergers and acquisitions in the telecommunications industry. Ms. Gwinner holds a Masters in Human Resources Management from Troy State University, a Bachelor’s in Business Management from Florida State University and is SPHR certified. Ms. Gwinner currently serves on the Diversity and Inclusion Leadership Council of RILA, the Retail Industry Leaders Association.

Gregory S. Baker is Senior Vice President - General Counsel and Corporate Secretary of Chico’s FAS, Inc. He joined the Company in February 2017 and has over 20 years of experience in the retail industry. In his current role, Mr. Baker has the added responsibility of overseeing global compliance and risk management. He previously served as Senior Vice President - Chief Legal Officer and Corporate Secretary of Chico’s FAS and prior thereto as Vice President - Legal and Corporate Secretary. Previously, Mr. Baker served as General Counsel and Business Development of Limited Stores, LLC (“The Limited”) from January 2013 through December 2016 and served as its Senior Counsel from January 2011 through December 2012. Prior to joining The Limited, Mr. Baker practiced law as part of the Corporate Group of Schottenstein, Zox & Dunn. He joined the firm in 1998 and served as a partner from 2007 through 2010. In private practice and at

The Limited, Mr. Baker gained extensive experience overseeing major corporate transactions both domestically and globally. Mr. Baker is a Leadership Columbus graduate, a 40 Under 40 Honoree by Columbus Business First, an Ohio Super Lawyer Rising Star and has served in various leadership roles for non-profit agencies. He is an author and regularly speaks at regional and national law conferences on various retail topics. Mr. Baker received his undergraduate and law degrees from the University of Wisconsin-Madison and The Ohio State University, respectively.

David M. Oliver is Senior Vice President - Finance, Controller and Chief Accounting Officer. He joined Chico’s FAS, Inc. in March 2012 as Vice President - Controller. Prior to joining Chico’s FAS, Inc., Mr. Oliver held various finance roles with SUPERVALU Inc., a retail and wholesale grocery chain, including Chief Financial Officer - Supply Chain Services, Vice President, Corporate Controller and Vice President, Investor Relations from 2004 to 2012. Mr. Oliver also served as an executive finance officer at the Arden Group, Inc. and The Vons Companies, Inc., both food supermarket retailers, as well as Audit Manager and CPA at the accounting firm Arthur Andersen.

None of the executive officers or directors who currently serve or who served in such capacities during fiscal 2018 are related to one another. There are no arrangements or understandings pursuant to which any executive officer was elected to office. Executive officers are elected by and serve at the discretion of the Board.

- 2019 Proxy Statement	23

■	COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis describes the material elements of the Company’s executive compensation program, how it is designed to support the achievement of our key strategic and financial objectives, and the compensation decisions the Compensation Committee made under the program for our NEOs as defined under SEC rules, who for fiscal 2018 were:

Named Executive Officers	Title
Shelley G. Broader(a)	Former Chief Executive Officer, President and Director
Todd E. Vogensen	Executive Vice President - Chief Financial Officer and Assistant Corporate Secretary
David Pastrana	Brand President - White House Black Market
Mary van Praag	President of the Intimate Apparel Group
Ann E. Joyce	Chief Customer Officer and Executive Vice President - Technology, Supply Chain and Field Operations
Diane M. Ellis(b)	Former Brand President - Chico’s
(a)	Left the Company in April 2019.
(b)	Left the Company in November 2018.

Executive Summary

Strategic Highlights

In fiscal 2016, we began our multi-year transformational journey by implementing cost reduction and operating efficiency initiatives, including realigning marketing and digital commerce, improving supply chain efficiency and reducing non-merchandise expenses. In fiscal 2017, we focused on our brand positioning and evolving the customer experience and leveraging actionable retail science to drive sales. In fiscal 2018, we launched multiple initiatives that utilize technology and new platforms to drive growth such as Endless Aisle (our shared inventory system) and STYLECONNECTSM (which enables store employees to personalize the customer experience). These initiatives were taken to develop an integrated, robust omnichannel platform with advanced capabilities to modernize, digitize and personalize the customer experience. The Company has also forged key relationships with ShopRunner®, Amazon® and QVC®. As a result, the Company now has the technology and tools in place to capture and stay connected with its nearly eight million customers in new ways, whether in-store, online or virtually, and to fully activate its omnichannel strategy.

We are committed to enhancing our effectiveness and efficiency to better meet customer expectations and drive profitable growth. In the fourth quarter of fiscal 2018, we announced a retail fleet optimization plan to rebalance the mix between our physical store presence and our digital network with the closure of at least 250 stores in the United States over the next three years. Building upon management’s strategic decision to right-size our retail fleet, we also commenced a comprehensive review of our operations to ensure the business is structured for agility, speed and innovation. These initiatives are part of the Company’s efforts to better capitalize on its omnichannel platform, reduce costs, improve profitability and return on invested capital.

Financial Highlights

In fiscal 2018, we reported earnings per diluted share of $0.28 compared to $0.79 in fiscal 2017. Fiscal 2018 earnings per diluted share includes the unfavorable impact of impairment and accelerated depreciation related to our fleet optimization plan, partially offset by the favorable tax benefit related to the Tax Cuts and Jobs Act of 2017 (the “Tax Act”). Fiscal 2017 earnings per diluted share includes the favorable impact of the Tax Act, the benefit of the 53rd week and the unfavorable impact of hurricanes Harvey, Irma and Maria. Inventories at the end of fiscal 2018 increased 0.6% which primarily reflects accelerated in-transits in fiscal 2018 due to the timing of the Chinese New Year, partially offset by a 7% decrease in on-hand inventory compared to the end of fiscal 2017. In fiscal 2018, we also returned $124 million to shareholders, consisting of $81 million in share repurchases and $43 million in dividends. Actual return on net assets (“RONA”) achieved in fiscal 2018 was 10.2%, excluding the unfavorable impact of impairment and accelerated depreciation related to our fleet optimization plan. RONA is defined as (a) net income divided by (b) the “five-point average” (based on balances at the beginning of the first quarter plus the final balances for each quarter of the fiscal year) of net working capital less cash and marketable securities plus fixed assets. While fiscal 2018 results fell short of expectations, we are committed to best position our brands for profitable growth and enhance the value of our Company as an efficient, effective and agile organization with robust omnichannel capabilities.

Our executive compensation program aligns pay with the overall performance of the Company while attracting, motivating and retaining key executives. In fiscal 2018, challenges in the macro retail environment and other internal merchandise and execution issues caused lower than expected performance. Consequently, our incentive programs reflected this below target performance with payments at zero or below target for our executives. The alignment of below target performance with below target incentive payment indicates that the incentive programs are operating as they were designed.

24	- 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Executive Summary

Compensation Highlights

Compensation Elements

Our compensation program is designed to attract and retain talented leaders and reward them for achievement of our key financial and strategic objectives. Our compensation program balances all aspects of pay for an executive’s responsibilities: a base salary for day-to-day work, a cash incentive bonus for shorter-term returns linked to annual Company and Brand performance, and a long-term equity program for aligning the executives’ focus with shareholder value and the long-term performance of the Company. The following table provides a summary of the direct compensation elements of our executive compensation program, their principal contribution to our compensation objectives, and the key actions and decisions made with respect to each element for fiscal 2018.

	Compensation Element	Objectives and Key Features	Highlights for Fiscal 2018
FIXED	Base Salary
■   Provides appropriate fixed cash
   compensation necessary to attract and
   retain executives
■   Reflects position’s relative value in the
   marketplace, the executive’s scope and
   breadth of responsibility and individual
   contribution
■ In fiscal 2018, base salaries of our NEOs remained unchanged from fiscal 2017 levels, except for Ms. Joyce, who received an increase to reflect expansion of responsibilities.
AT RISK	Annual Cash Incentive
■  Provides incentive for short-term
   performance across multiple metrics
■  Focuses executives on achieving
   specific annual financial and operating
   results aligned with our business
   strategies
■  Uses performance measures we believe
   are key drivers of shareholder value

■  Earned awards for fiscal 2018 were tied to pre-established goals for:
   ■  Total company net sales (referred to as “total company
       sales”), operating income and adjusted Company EPS for
       shared services executives, including our CEO, CFO, and
       Chief Customer Officer and EVP - Technology, Supply
       Chain and Field Operations
   ■  Brand sales, brand contribution and total adjusted
       Company EPS for brand-level executives, including our
       Brand Presidents
   ■  Strategic metrics, added for the first time in fiscal 2018, to reward progress toward or completion of Company
       strategic goals
■  Bonuses may be earned from 25% to 200% of a target
   percentage of base salary based on our performance against pre-established goals for fiscal 2018. Based on the
   Company and each Brand’s performance versus the goals
   for fiscal 2018, bonuses were earned at 0%-65% of base
   salary for each of the NEOs.
   ■  None of our NEOs received a guaranteed bonus for 2018.

Long-Term Equity Incentives
■  Provides incentive for long-term
   performance through a variable metric
■  Links compensation earned to the
   creation of long-term shareholder value
■  Aligns interests of management with
   those of shareholders
■  Supports retention of key talent

■  In fiscal 2018, annual equity awards to the NEOs consisted of approximately a 50/50 mix of time-based restricted stock and performance share units (“PSUs”). In addition to the
   annual equity awards, Ms. Joyce received a one-time
   time-based restricted stock award based on expansion of
   her responsibilities.
   ■  Restricted stock vests in three equal annual installments.
   ■  PSUs may be earned from 50% to 175% of a target
       number of units based on our performance against
       pre-established return on net assets (“RONA”) goals for
       fiscal 2018 through fiscal 2020. Based on company
       performance for fiscal 2018, our NEOs had 0%
       achievement for the first year of a three-year performance period. PSUs will cliff vest on the third anniversary based on the average of actual performance for fiscal 2018
       through fiscal 2020.
   ■  Both award types are subject to continued employment.

Target Pay Mix

There is no pre-established policy or target for the allocation between either cash and non-cash incentive compensation or short-term and long-term incentive compensation. The

Compensation Committee believes, however, that a substantial portion of the annual and long-term compensation for our NEOs should be “at-risk.” We define at-risk compensation to include

- 2019 Proxy Statement	25

■	COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

bonus opportunities under our Bonus Plan and the grant-date fair value of annual equity awards. Our total direct compensation mix is designed to provide more upside potential and downside risk for the NEOs because they have substantial influence on and accountability for our performance.

The following chart describes the percent of pay at-risk for our NEOs, based on annualized salary and target bonus opportunity, in fiscal 2018:

NEO	% 2018 Pay At-Risk
Shelley G. Broader	88%
Todd E. Vogensen	68%
David Pastrana	68%
Mary van Praag	67%
Ann E. Joyce(a)	63%
Diane M. Ellis	68%
(a)	Includes Ms. Joyce’s one-time time-based restricted stock award based on expansion of her responsibilities.

Compensation Risk Mitigation and Governance Highlights

In addition to the items discussed in the table summarizing our direct compensation elements of executive compensation (page 36), we also maintain various compensation policies that align our program with recognized corporate governance best practices:

	WHAT WE DO		WHAT WE DON’T DO
✔	Align Pay to Performance: Our compensation program for NEOs emphasizes variable pay over fixed pay to ensure a linkage to the Company’s short and long-term financial performance.	✗	Offer Significant Perquisites: We do not provide significant perquisites or personal benefits to NEOs.
✔	Retain Meaningful Stock Ownership Requirements: We require senior executives and non-employee directors to maintain Company stock ownership levels to align interests with those of our shareholders.	✗
Offer Supplemental Executive Retirement Plans: As part of our emphasis on performance-based compensation plans, we do not provide supplemental executive retirement plans or other retirement benefits to the NEOs, other than the tax-qualified 401(k) defined contribution plan available to all employees and a deferred compensation plan available to all highly compensated employees.

✔
Provide Formal Clawback Policy: We have a compensation clawback policy for adjustment, cancellation or recovery of incentive-based awards or payments to our Section 16 filers in the event of a financial restatement to ensure that incentive-based compensation is based on accurate financial data.
✗
Permit Hedging or Pledging: NEOs and directors are not permitted to hedge their economic exposures to the Company stock and are also prohibited from trading our stock on margin and pledging our stock as collateral for a loan.

✔
Mitigate Undue Risk: We conduct an annual risk assessment of all of our compensation policies and practices. After reviewing the 2018 compensation risk assessment, the Compensation Committee determined that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our Company.
		✗	Provide Excise Tax Gross-Ups: We do not provide excise tax gross-ups on change-in-control severance payments.
26	- 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Executive Summary

Pay for Performance

We have confidence that our pay for performance compensation program is functioning as we intended. The following graph shows the three-year (fiscal year 2016 through fiscal year 2018) aggregate pay for our CEO based on target and then based on what was realized. The difference of over $10,000,000, or 40% of target, appropriately reflects the gap between our goals and the company’s performance over that time period.

(a)	Target compensation includes annualized base salary, target bonus opportunity and the grant date fair value of equity awards, as illustrated on page 37 and the Fiscal Year Grant of Plan-Based Awards table in our 2017 and 2018 Proxy Statements.
(b)	Realized compensation is derived from the Summary Compensation Table on page 36. Realized compensation is compensation received by the CEO, including salary and awards that vested during the three-year period noted above. Realized compensation includes annual incentive payouts for the year earned. It excludes the value of any unearned and unvested performance shares which will not actually be received, if earned, until a future date.

Response to our Annual Say-on-Pay Vote

At our 2018 Annual Meeting of Shareholders, we conducted our annual say-on-pay vote where we asked our shareholders to vote to approve, on an advisory basis, the fiscal 2017 compensation paid to our NEOs. Our shareholders approved our NEO compensation, with approximately 96% of votes cast in favor of our say-on-pay resolution.

We are committed to an open dialog with shareholders and will continue to seek and consider shareholder feedback in the future.

Compensation Decision-Making Process

The decisions that the Compensation Committee makes on NEO compensation are performance-based and market-driven. In making compensation decisions, the Compensation Committee reviews all compensation components for the NEOs and compares each element of compensation against a peer group of publicly traded retailers. In setting the various elements of NEO compensation, the Compensation Committee believes that a substantial portion of an individual NEO’s compensation should be “at-risk,” which we define as the bonus opportunity under our

Bonus Plan and the grant-date fair value of equity awards, and “performance-based,” which we define as the bonus opportunity and the performance share unit value. Thus, the Compensation Committee, with the advice of its independent compensation consultant and with the desire to have a significant portion of the NEO compensation at risk, establishes an overall compensation opportunity for each NEO designed to deliver a specific, market-competitive value when our target goals are achieved.

Role of the Compensation Committee and the Executive Officers

The Compensation Committee, in consultation with its independent compensation consultant, reviews, evaluates, and determines the various components of compensation for the CEO, including establishing base salary, the terms under which

- 2019 Proxy Statement	27

■	COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary

cash incentive bonuses may be earned, and the grant value of and terms under which her long-term equity incentive awards may be earned. The General Counsel and SVP - Chief Human Resources Officer may assist the Compensation Committee with gathering relevant data but do not participate in recommending or setting the CEO’s compensation.

The Compensation Committee also determines the amount and terms of the cash-based and stock-based compensation awards for the other NEOs, taking into account recommendations on individual compensation levels and performance evaluation input from the CEO and SVP - Chief Human Resources Officer. No other NEO had an active role in the evaluation, design, or administration of the 2018 executive officer compensation program. Each NEO, however, provides input on individual compensation levels for their respective direct reports.

Role of Independent Compensation Consultant

In 2018, the Compensation Committee engaged FW Cook, a nationally recognized compensation consulting firm, as its independent compensation consultant. The Compensation Committee considered whether FW Cook was independent from management utilizing, among other things, the independence factors required by the Securities and Exchange Commission and incorporated into New York Stock Exchange Listing Standards. Based on this review, the Compensation Committee determined that FW Cook was independent from Company management and, further, that FW Cook’s work did not create any conflicts of interest under Rule 10C-1(b)(4)(i)-(vi) of the Exchange Act.

FW Cook’s work for the Compensation Committee included gathering and analyzing data, performing market assessments, providing information on executive compensation trends and regulatory developments and preparing reports and recommendations. A representative from FW Cook attended Compensation Committee meetings, when requested by the Compensation Committee, and the Compensation Committee Chair interacted with the consultant between meetings to define the nature of work to be conducted, to review materials to be presented at Compensation Committee meetings, and to obtain the consultant’s opinion and perspective on proposals prepared by management.

The Compensation Committee considered the input from FW Cook in making NEO compensation decisions. The Compensation Committee also considered information and analyses received from management as well as its own judgment and experience.

Setting Executive Compensation — Comparative Data

FW Cook provided the Compensation Committee with relevant market and comparative data and strategic alternatives to consider when making compensation decisions and recommendations for our NEOs. The Compensation Committee and FW Cook also utilized benchmark data from Korn Ferry, another compensation consulting firm, to provide data for positions below the NEO level and to supplement the comparative data FW Cook provided to the Compensation Committee.

In making compensation decisions, the Compensation Committee reviewed all compensation components for the NEOs, taking into account tally sheets showing each individual component as well as overall compensation for each NEO. The Compensation Committee also compared each element of total compensation against a peer group of publicly traded retailers (the “Compensation Peer Group”), which is reviewed and updated each fall. The Compensation Peer Group generally consists of U.S.-based, publicly traded retailers in the Apparel Retail and Apparel, Accessories and Luxury Goods GICS Industry Codes of generally similar size and scope to us and with which we generally compete for talent and shareholder investment.

In September 2017, FW Cook conducted a review of the prior year’s Compensation Peer Group to ensure the companies were appropriate comparators. Based on this review, the following 20 companies were selected for inclusion in the Compensation Peer Group used to inform decisions about fiscal 2018 compensation opportunities:

Abercrombie & Fitch Co.	Carter’s, Inc.	Finish Line, Inc.	Kate Spade & Company
American Eagle Outfitters, Inc.	The Children’s Place, Inc.	Foot Locker, Inc.	L Brands, Inc.
Ascena Retail Group, Inc.	Coach, Inc.	The Gap, Inc.	Lululemon Athletica, Inc.
The Buckle, Inc.	DSW, Inc.	Genesco, Inc.	Michael Kors Holdings Ltd.
Caleres, Inc.	Express, Inc.	Guess, Inc.	Urban Outfitters, Inc.

In September 2018, FW Cook again conducted a review of the Compensation Peer Group to ensure the companies remained appropriate comparators to inform decisions about fiscal 2019 pay opportunities. Some changes were made including: Kate Spade & Company was acquired by Coach, Inc. (now known as Tapestry, Inc.) in July 2017 and was therefore removed from the Compensation Peer Group. In addition, Carter’s, Inc. and

Footlocker, Inc. were removed and New York & Company, Oxford Industries, Tailored Brands and Zumiez were added to maintain a Compensation Peer Group of companies with revenue size and business profits similar to ours.

In terms of size, our revenues and market capitalization were between the 25th percentile and median of the Compensation Peer Group.

28	- 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Components of Executive Compensation

Components of Executive Compensation

The principal components of our executive compensation program are: base salary, annual cash incentives, long-term equity incentives, and employee benefit plans.

Base Salaries

Base salaries provide appropriate fixed cash compensation necessary to attract and retain executive talent. Base salaries are intended to be competitive, which we define as the median of the Compensation Peer Group or other relevant data source for the executive’s position. The Compensation Committee reviews the base salaries of our NEOs on an annual basis as well as at the time of any promotion or other material change in responsibilities. In addition to external market data on base salaries, our Compensation Committee also considers the following when setting base salaries: (a) the individual executive’s overall performance and contribution to the Company’s performance, (b) overall Company-wide performance and (c) the individual’s base salary relative to other executive officers. For fiscal 2018, the amounts reported in the Summary Compensation Table represent 52 weeks of base salary. For fiscal 2017, the amounts reported in the Summary Compensation Table represent 53 weeks of base salary. In fiscal 2018, Ms. Joyce received a salary increase based on expansion of her responsibilities to include Supply Chain and Field Operations. None of the other NEOs received a base salary increase.

Executive	2017 Base Salary(a) ($)	2018 Base Salary(b) ($)	% Increase
Shelley G. Broader	1,100,000	1,100,000	—%
Todd E. Vogensen	550,000	550,000	—%
David Pastrana	700,000	700,000	—%
Mary van Praag	550,000	550,000	—%
Ann E. Joyce	500,000	550,000	10.0%
Diane M. Ellis	800,000	800,000	—%
(a)	Represents annualized salary at the end of fiscal 2017 and does not include the 53rd week of fiscal 2017.
(b)	Represents annualized salary at the end of fiscal 2018.

Annual Cash Incentives

The annual cash incentive or bonus component of total compensation is intended to provide incentives to achieve the Company’s annual financial and strategic goals and to encourage teamwork in meeting objectives and overcoming challenges. In fiscal 2018, bonuses for NEOs were determined pursuant to our Bonus Plan, which the shareholders approved at our 2010 Annual Meeting and then re-approved at our 2015 Annual Meeting.

We generally target total cash compensation (base salary plus cash incentive bonus), when target performance goals are achieved, at or near the market median. Variations to this target positioning may occur as a result of performance, the experience level of the individual, and other market factors. This target competitive positioning takes into account our expectations and desires that, over the long-term, we will be able to generate shareholder returns at or above the median of our peer group.

Each executive has a target bonus expressed as a percentage of base salary. Actual bonuses earned for 2018 could be zero or could range from 25% to 200% of this target, based on performance against the measures and goals determined by the Compensation Committee. For corporate NEOs, these measures were total company sales, operating income, adjusted Company EPS and a functionally defined strategic goal. Brand Presidents also used the total adjusted Company EPS measure and a brand specific strategic goal, in addition to brand-level sales and brand-level contribution. These metrics were chosen because the Compensation Committee believes that they are the most direct drivers of long-term shareholder value.

- 2019 Proxy Statement	29

■	COMPENSATION DISCUSSION AND ANALYSIS
Components of Executive Compensation

The following table outlines the weightings of each performance measure and payouts in fiscal 2018 for each NEO:

Executive	Performance Measures, Weights and Payout
	Total Company Sales	Company Operating Income(a)	Adjusted Company EPS(b)	Brand Sales	Brand Contribution(c)	Strategic Goal(d)	Target Payout (% of Salary)	Actual Payout (% of Salary)
Shelley G. Broader	20%	30%	40%	—	—	10%	150%	—%
Todd E. Vogensen	20%	30%	30%	—	—	20%	70%	—%
David Pastrana	—	—	30%	20%	30%	20%	80%	—%
Mary van Praag	—	—	30%	25%	25%	20%	75%	65%
Ann E. Joyce	20%	30%	30%	—	—	20%	70%	14%
Diane M. Ellis	—	—	30%	20%	30%	20%	80%	—%
(a)	Operating Income means total sales revenue minus cost of goods sold minus all selling, general and administrative expenses.
(b)	Adjusted Company EPS means earnings per share, as calculated on a non-GAAP basis in fiscal 2018, and excludes accelerated depreciation and impairment charges related to our retail fleet optimization plan.
(c)	Brand Contribution is defined as gross margin less direct and supervisory expenses directly attributable to the applicable brand.
(d)	Strategic goals were defined at the individual executive level and were either 0% or 100% achieved based on the individual metrics for each executive.

The fiscal 2018 bonus performance measures, targets, actual performance and payout expressed as a percent of target are presented below.

Performance Measure	Target	Actual(a)	Payout (% of Target)
	(dollars in millions except for EPS data)
Total Company Sales	$2,264.1	$2,131.1	—%
Company Operating Income	$150.0	$54.4	—%
Adjusted Company EPS	$0.85	$0.35	—%
Brand Sales - Chico’s	$1,169.9	$1,080.2	—%
Brand Sales - WHBM	$725.7	$685.5	—%
Brand Sales - Soma	$341.1	$337.3	83.0%
Brand Contribution - Chico’s	3.5% increase over last year	30.7% decrease over last year	—%
Brand Contribution - WHBM	26.3% increase over last year	0.9% increase over last year	—%
Brand Contribution - Soma	32.3% decrease over last year	27.5% decrease over last year	186.0%
(a)	Actual results for fiscal 2018 exclude the unfavorable impact of accelerated depreciation and impairment charges related to our retail fleet optimization plan.

The Compensation Committee believed the approved target metrics were challenging, but achievable, and dependent on the successful execution of the Company’s strategic business plans, assuming general business conditions that are reasonable. Numerous factors, however, could cause the Company’s actual results to vary from expected results. It is not possible for the Compensation Committee to reliably calculate the exact likelihood of any NEO achieving threshold, target, or maximum bonus levels. Historically, NEOs have received bonus payouts ranging from no bonus to target bonus to maximum bonus based on our actual performance. Therefore, the Company seeks to establish goals that will incent NEOs to achieve the Company’s objectives. Payouts in any year above the target level indicate significant accomplishment with performance above expectations.

Long-Term Equity Incentives

We provide long-term equity incentives in the form of stock-based compensation, to align the interests of management with those of our shareholders, and to motivate and reward key employees for long-term performance and shareholder value creation. Multi-year vesting of equity compensation provides a strong retention mechanism for key talent, which is critical to our long-term success.

The Compensation Committee has established general guidelines for the value of the long-term equity incentives to be granted to each NEO based upon relevant market and comparative data provided by FW Cook and the NEO’s position within the Company. In determining the size of the individual stock-based awards, the Compensation Committee also considers the number of stock-based awards outstanding and previously granted, the number of stock-based awards remaining available for grant under the 2012 Omnibus Plan, the aggregate amount of current awards, and the amount of awards believed necessary to attract and retain key talent.

30	- 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Retirement and Welfare Benefits

Our annual long-term equity incentives granted in fiscal 2018 consisted of an approximately equal weighting of grant value in restricted stock and performance share units, each of which are described in more detail below:

Restricted Stock
Restricted stock and awards of restricted stock units encourage executives not only to create shareholder value, but also to preserve value. In other words, restricted stock has both upside potential and downside risk. The Compensation Committee grants restricted stock to further align the interests of management and shareholders and to facilitate the retention of key talent.

Approximately 50% of target long-term incentive grant value in fiscal 2018 for Ms. Broader, Mr. Vogensen, Mr. Pastrana, Ms. van Praag, Ms. Joyce and Ms. Ellis was granted in the form of restricted stock. Ms. Joyce received an additional one-time restricted stock award based on expansion of her responsibilities. These share awards vest in equal annual installments over a three-year period from the date of grant. Restricted stock awards are considered participating securities, and recipients have the right to receive dividends on the awards during the vesting period.

Performance Share Units (“PSUs”)
PSUs tie equity compensation earned to the achievement of corporate performance objectives. PSUs are earned based on financial achievements, as well as continued service. That is, assuming the eligible employees remain employed through the relevant vesting dates, they will only earn the performance shares to the extent the Company achieves the designated performance goal. Because the performance goal requires improved overall financial performance over time, PSUs align our executives’ interests with our shareholders’ interest.

Approximately 50% of target long-term incentive grant value in fiscal 2018 for Ms. Broader, Mr. Vogensen, Mr. Pastrana, Ms. van Praag, Ms. Joyce and Ms. Ellis was in the form of PSUs. From 50% to 175% of the targeted number of PSUs could have been earned, based on the average of the Company’s RONA for fiscal 2018 through fiscal 2020 with challenging goals set by the Compensation Committee. RONA is defined as (a) net income divided by (b) the “five-point average” (based on balances at the beginning of the first quarter plus the final balances for each quarter of the fiscal year) of net working capital less cash and marketable securities plus fixed assets. We exclude from the RONA calculation significant one-time or unusual non-recurring items that were not anticipated at the time the RONA goal was established. The Compensation Committee specifically selected RONA as the sole metric for the PSUs because it not only measures profitability, but also the efficient use of our assets.

The RONA threshold for fiscal 2018 was 14.2% with a maximum of 28.3%. Actual RONA achieved in fiscal 2018 was 10.2%, excluding the unfavorable impact of accelerated depreciation and impairment charges related to our fleet optimization plan, versus a target of 23.6%, resulting in 0% achievement of the PSU target for fiscal 2018. Upon the Compensation Committee’s certification of the RONA achieved, fiscal 2018 results will be averaged with fiscal 2019 and fiscal 2020 to determine final shares earned.

Granting of Equity Awards

The Company has adopted a Policy on Granting Equity Awards. The complete Policy is available under “Governance Documents & Charters” at www.chicosfas.com. This Policy is designed to provide some measure of assurance that equity grant awards are not being manipulated to result in a price that is unreasonably favorable to the recipients of the grants. Since fiscal 2007, the annual equity grant date for all officers has been on or shortly after the date on which the trading window period first opens following the public release of year-end earnings. This grant date is generally in late February or early March and is established by the Company well in advance. Because the Compensation Committee does not generally meet on this date, the Compensation Committee authorizes the grant values at its meeting immediately preceding the grant date specifying an effective prospective grant date consistent with this policy.

The Compensation Committee may also make promotional, new hire, and out-of-cycle equity awards to executives, as deemed appropriate. The grant date for such awards is generally the first business day of the month following the date of promotion or hire.

Retirement and Welfare Benefits

401(k) Plan

As a means for all eligible employees at all levels of the Company to accumulate retirement savings, we maintain a 401(k) Plan, as amended and restated on January 1, 2015. Eligible employees can elect to defer up to 75% of their respective compensation, subject to statutory limitations, and have it contributed to the plan. The Company has elected to match employee contributions at 50% on the first 6% of the employees’ compensation that is contributed (limited to 3.5% for NEOs) and in the future, may elect to make additional contributions at its discretion.

- 2019 Proxy Statement	31

■	COMPENSATION DISCUSSION AND ANALYSIS
Retirement and Welfare Benefits

Employee Stock Purchase Plan

We also maintain an employee stock purchase plan to provide eligible employees at all levels an opportunity to become shareholders of the Company. Eligible employees may purchase shares of our stock semi-annually during specified offering periods at a 15% discount to the value of the stock. Executive officers are eligible to participate in this stock purchase plan.

Health and Welfare Benefits

Our executive officers are also eligible to participate in the medical and dental coverage, life and disability insurance, paid time off, and other programs that are generally available to all of our full-time employees.

Other Benefits

We do not provide significant perquisites or personal benefits to NEOs. We provide competitive relocation benefits to newly hired officers, in keeping with industry practices. We offer to pay for an annual physical examination and provide supplemental disability income insurance for all officers, including all NEOs. The annual physical helps to mitigate the risk of losing the services of a member of senior management due to otherwise undetected health issues. The Company believes that the financial security provided to executives through the supplemental disability income insurance is a good investment because it provides a useful tool in the retention of top talent. We value perquisites at their incremental cost to us in accordance with SEC regulations. These amounts, if applicable, are reflected in the Summary Compensation Table below under the column entitled “All Other Compensation” and the related footnotes.

Deferred Compensation Plan

The Company has adopted a nonqualified deferred compensation plan that permits participants, which includes certain executive officers and NEOs, to defer current compensation, on a tax-deferred basis, for long-term or retirement savings (the “deferred compensation plan”). The deferred compensation plan applies to deferrals made since January 1, 2005 and related earnings. Pursuant to the terms of the plan, participants are allowed to defer a portion of their eligible compensation. A book account is then maintained for each such participant in which there is an accounting of the amount of compensation deferred and deemed earnings on those amounts based upon the participant’s selection of various available investment options. Effective January 1, 2019, the Company introduced a company match of 50% on employee base salary deferrals up to 2.5% under the deferred compensation plan. In accordance with the terms of the plan, a grantor trust has been set up to hold assets sufficient to pay benefits under the plan when they become due. The assets in the grantor trust remain subject to the claims of the Company’s creditors and are not the property of the participant unless there is a retirement, termination of employment, or a previously elected in-service distribution.

Section 409A of the Internal Revenue Code (“Section 409A”) imposes restrictions on the funding of, distributions made under, and elections to participate in, nonqualified deferred compensation arrangements unless the plan meets certain requirements for exemption. The deferred compensation plan is subject to Section 409A. Although we believe that we are operating the deferred compensation plan in compliance with the statutory provisions relating to Section 409A that are currently effective and have made appropriate modifications to the applicable plan, the statute and its regulations are complex and subject to further interpretation. Thus, it is possible that we will have to make additional adjustments to the nonqualified deferred compensation plan to comply with the applicable rules as further interpretations are issued.

Severance and Change in Control Benefits

The Company offers competitive severance benefits to all NEOs in order to attract and retain highly skilled management talent. Many other retailers offer comparable severance benefits. As a result, the Company has adopted an Officer Severance Plan, which provides severance benefits upon certain terminations of employment. The plan is on file with the SEC, as required, and the material terms are summarized on pages 41-43 of this Proxy Statement.

None of these severance benefits provide for tax gross-ups.

32	- 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
Compensation Governance Policies

Compensation Philosophy and Objectives

The goal of our executive compensation program is the same as our goal for the Company — to increase shareholder value over the long-term. To this end, we have designed and implemented a compensation program intended to attract, motivate, and retain highly skilled executive officers and reward them for results that increase shareholder value through sustained, profitable financial performance and outstanding leadership that reflects our values and unique culture.

The Company structures our executive compensation program and decisions on the same basic objectives that guide us in establishing all of our compensation programs:

■	Attract and Retain Talented Executives. Compensation should reflect the value of the particular job in the marketplace and should be at the levels necessary to attract and retain the high-caliber talent required to lead our Company. We believe these levels are generally the market median of similarly-situated companies.
■	Pay for Performance. Compensation should reward performance that achieves our strategic and financial objectives and enhances shareholder value.
○	Our compensation programs are structured so that if performance exceeds target levels, a NEO’s total compensation may similarly exceed target levels. Likewise, where performance falls short of established goals, the programs will deliver lower levels of compensation.
○	Performance-based programs should enable employees to easily understand how their efforts can affect their pay, both directly through individual performance and indirectly through contributing to the Company’s achievement of its overall strategic, financial, and operational goals.
■	Long-Term Focus and Alignment with Shareholders. Employees at higher levels should have an increasing portion of their compensation in the form of equity-based incentives, where the value is tied to long-term shareholder value creation.

Compensation Governance Policies

Share Ownership Guidelines

The Company has adopted stock ownership guidelines for all NEOs and directors. Compliance with the ownership guidelines is reviewed by the Compensation Committee annually, typically each June. The following table summarizes our current ownership guidelines for executives and non-employee directors:

Position	Ownership Guidelines
CEO	5x Base Salary
Brand Presidents	2x Base Salary
Executive Vice Presidents	1.5x Base Salary
Non-Employee Directors	5x Annual Cash Retainer

Until each officer or non-employee director achieves the applicable ownership level, he or she must retain and hold on a net-after-tax basis at least 50% of the shares obtained as a result of a stock option exercise or the vesting of restricted shares and PSUs. Shares counted toward the ownership guidelines include shares owned outright, shares otherwise beneficially owned by such officer or director (as beneficial ownership is defined by the SEC’s rules and regulations), and the stock equivalent of the gain on vested, unexercised options. Unvested restricted and performance shares and unvested options awarded under our 2012 Omnibus Plan are not counted.

While serving as Interim CEO, Ms. Brooks will continue to be subject to the ownership guidelines applicable to non-employee directors.

- 2019 Proxy Statement	33

■	COMPENSATION DISCUSSION AND ANALYSIS
CEO Pay Ratio

Hedging and Pledging Prohibition

Officers and directors are not permitted to hedge their economic exposures to the Company stock that they own and are not permitted to trade our stock on margin. NEOs, Board members and other “insiders” are prohibited from pledging their shares of the Company’s stock.

Clawback Policy

The Company has a “clawback” policy that applies to our Section 16 officers. Under this policy, in the event the Company is required to prepare an accounting restatement, after the adoption of the policy, due to material noncompliance of the Company with any then-applicable financial reporting requirement under the securities laws, the Company may seek recovery of any overpayment of cash and equity incentive-based compensation that was granted after adoption of this policy, and that was based on the financial statements prepared during the three completed fiscal years prior to any such restatement.

Deductibility of Executive Compensation

Previously, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limited the tax deductibility of certain compensation paid to our CEO and our three other NEOs, other than our Chief Financial Officer. That provision disallowed the deductibility of certain compensation in excess of $1 million per year unless it was considered performance-based compensation under the Internal Revenue Code. As a result, we historically adopted policies and practices that were intended to qualify our annual cash incentive payments and PSUs as performance-based compensation under Section 162(m) to ensure the maximum possible tax deduction.

However, on December 22, 2017, the U.S. federal government enacted the Tax Act, which substantially modifies the Internal Revenue Code and, among other things, eliminates the performance-based compensation exception under Section 162(m). As a result, we expect that, in 2018 and beyond, we will no longer be able to deduct any compensation amounts over $1 million paid to any of our current or former NEOs unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

CEO Pay Ratio

Chico’s FAS, Inc. is a specialty retail apparel company with a portfolio of three omni-channel brands serving the needs of fashion-savvy women. In addition to our online presence, we operated 1,418 stores in the U.S. and Canada as of February 2, 2019. As of November 1, 2018, our employee population totaled approximately 19,000 employees. Over 90% of our workforce is compensated on an hourly basis and over 70% of our workforce is part-time.

Our store employees are the primary ambassadors of our brands with our customers, and we offer market-based wages, a sales-based bonus and competitive benefits to ensure we attract and retain people who will enable us to deliver our “Most Amazing Personal Service” to our customers.

Our CEO pay ratio for 2018, which was our last completed fiscal year, was estimated and calculated in compliance with the requirements of Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K.

Methodology

The median employee we identified for our 2017 CEO pay ratio terminated employment during fiscal 2018. Accordingly, we identified a new median employee for 2018. To do this, we utilized the following methodology:

■	We determined that, as of November 1, 2018, our employee population consisted of approximately 19,000 full-time, part-time and temporary employees, including 162 Canadian employees.
■	We excluded, for administrative convenience, our Canadian employees, who fell far below the 5 percent de minimis threshold for exclusion based on our total employee population.
34	- 2019 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS	■
CEO Pay Ratio

■	We determined our median employee by analyzing the total gross wages paid (salary and bonus) between January 1, 2018 and November 1, 2018 to each employee, other than our CEO and Canadian employees, employed as of November 1, 2018.
■	Using the methodology described above, we estimated that for 2018, our median employee was a part-time retail sales associate working at a boutique in California.

That median employee’s total compensation was calculated using the same methodology required for disclosure of compensation to the CEO, under the requirements established by the SEC in the Summary Compensation Table. Accordingly,

■	Our median employee’s fiscal 2018 annual compensation was $6,242
■	Our CEO’s fiscal 2018 annual compensation was $7,604,998 in compensation during the same period
■	The ratio of our CEO to Median Employee Compensation is 1,218:1

Our pay ratio is influenced by the fact that over 70% of our employees work on a part-time basis. If only full-time employees were used, then the ratio would change materially.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

■	HUMAN RESOURCES, COMPENSATION AND BENEFITS COMMITTEE REPORT

The following report of the Human Resources, Compensation and Benefits Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Compensation Committee evaluates and establishes compensation for executive officers and oversees the deferred compensation plan, the Company’s management equity compensation plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the disclosure of executive compensation in the Company’s financial statements and reporting process. With this in mind, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis found on pages 24-35 of this Proxy Statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation and recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

MEMBERS OF THE HUMAN RESOURCES, COMPENSATION AND BENEFITS COMMITTEE

John J. Mahoney, Chair
Deborah L. Kerr
William S. Simon

- 2019 Proxy Statement	35

■	EXECUTIVE COMPENSATION TABLES
Summary Compensation Table

■	EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table includes information concerning compensation for fiscal years 2018, 2017 and 2016 in reference to the NEOs, which consists of the Company’s principal executive officer, the Company’s principal financial officer, the three most highly compensated executive officers of the Company other than the principal executive officer and the principal financial officer and one former executive officer. A description of the material terms of the employment agreements for each of the NEOs, including a description of potential post-employment payments, appears below under the headings “Employment Agreements for Named Executive Officers” and “Potential Payments Upon Termination or Change in Control for Named Executive Officers.”

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3)(4)(5) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(7) ($)	Total ($)
Shelley G. Broader(8) Former Chief Executive Officer and President	2018	1,100,000	—	6,500,185	—	—	—	4,813	7,604,998
	2017	1,121,154	—	6,500,246	—	740,258	—	19,798	8,381,456
	2016	1,100,000	1,475,000	6,500,147	—	—	—	388,604	9,463,751
Todd E. Vogensen Executive Vice President- Chief Financial Officer and Asst. Corporate Secretary	2018	550,000	—	800,062	—	—	—	4,812	1,354,874
	2017	560,577	—	1,200,168	—	165,609	—	12,878	1,939,232
	2016	503,846	—	800,188	—	276,565	—	6,133	1,586,732
David Pastrana Brand President- WHBM	2018	700,000	—	900,144	—	—	—	60,537	1,660,681
Mary van Praag President of the Intimate Apparel Group	2018	550,000	—	700,178	—	359,886	—	16,628	1,626,692
Ann E. Joyce Chief Customer Officer and Executive Vice President - Technology, Supply Chain and Field Operations	2018	529,808	—	550,086	—	74,173	—	4,900	1,158,967
	2017	481,538	—	300,042	—	121,936	—	52,096	955,612
Diane M. Ellis(9) Former Brand President- Chico’s	2018	659,341	—	900,144	—	—	—	153,826	1,713,311
	2017	815,385		900,126		350,936		43,740	2,110,187
(1)	The amounts in this column include compensation that Ms. Broader, Mr. Vogensen, Ms. van Praag and Ms. Joyce contributed to the Company’s 401(k) Plan and compensation that Ms. van Praag contributed to the Company’s deferred compensation plan. The amounts reflect compensation for 52 weeks in fiscal 2018 and fiscal 2016 and 53 weeks in fiscal 2017.
(2)	The amounts in this column consist of Ms. Broader’s minimum guaranteed bonus for her first 12 months of service. A portion was received in fiscal 2015. The remainder of $1,375,000 was received in fiscal 2016. Ms. Broader also received an additional bonus of $100,000 for fiscal 2016 in recognition of her successful management of unanticipated strategic challenges in fiscal 2016.
(3)	The amounts included in the “Stock Awards” column for fiscal years 2018, 2017 and 2016 represent the aggregate grant date fair value of restricted stock and performance share units (“PSUs”) granted in each year presented in the table (excluding any estimated amount for forfeitures related to service-based vesting conditions) in accordance with FASB ASC Topic 718, and does not correspond to the Company’s accounting expense for these awards. For a discussion of the valuation of stock awards, see Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended February 2, 2019 (fiscal 2018). See the Grants of Plan-Based Awards Table for information on restricted stock and PSUs granted in fiscal 2018. The amounts included in the “Stock Awards” column include the grant date fair value of PSUs and do not reflect the extent to which the PSUs have been earned. The performance period for the fiscal 2018 PSUs runs through the end of fiscal year 2020. Fiscal 2017 PSUs were earned at 76.9% of target and fiscal 2016 PSUs were earned at 112% of target.
(4)	The amounts included in the “Stock Awards” column for fiscal years 2018, 2017 and 2016 for PSUs are based on the probable outcome at the time of grant and assume achievement at target. The values of the PSUs at the grant date assuming maximum performance would be achieved are as follows: 175% of target for fiscal years 2018 and 2017 and 150% of target for fiscal year 2016. Based on achievement of the maximum performance level, the grant date fair values would be as follows for the awards granted in 2018, 2017 and 2016, respectively, as applicable: Ms. Broader -- $5,687,662, $5,687,716, $4,875,110; Mr. Vogensen -- $700,054, $1,050,147, $600,160; Mr. Pastrana -- $787,626; Ms. van Praag -- $612,656; Ms. Joyce $437,512, $262,537; and Ms. Ellis -- $787,626, $787,610.
(5)	The actual amounts that the NEOs will be able to realize from these equity awards will depend on a number of factors including the Company’s actual operating performance, stock price, the vesting terms of the award and the applicable NEO’s continued employment. The disclosure rules require inclusion of the target grant date fair value of PSUs even though the 2017 PSUs were earned below target level and the 2016 PSUs were earned above target level. Ms. Broader’s and Ms. Ellis’s unvested restricted stock and unearned or unvested PSUs were forfeited when they left the Company on April 24, 2019 and November 30, 2018, respectively, including their entire fiscal 2018 grant.
(6)	The amounts in this column consist of annual incentive bonus payments earned by each of the NEOs based on Company performance in fiscal 2018, fiscal 2017 and fiscal 2016. See “Compensation Discussion and Analysis–Annual Cash Incentive Bonuses.” Amounts earned with respect to the respective fiscal year are accrued as expenses in such fiscal year, even though a portion of such bonuses were computed and paid following the end of the respective fiscal year.
(7)	The amounts in this column consist of the Company’s matching contributions to its 401(k) savings plan and deferred compensation plan on behalf of the NEOs, supplemental executive disability premiums paid by the Company on behalf of the NEOs, expenses related to the Company’s executive wellness program, relocation expenses during the fiscal year, if applicable, termination expenses during the fiscal year, if applicable, and for 2017 and 2016 group term life and disability insurance premiums paid by the Company on behalf of the NEOs. In fiscal 2018 “All Other Compensation” also includes relocation costs of $60,537 for Mr. Pastrana and executive wellness program costs and supplemental disability premiums for Ms. van Praag of $8,440 and $4,729, respectively. Additionally, it includes Ms. Ellis’s $140,659 in salary continuation and $13,166 in COBRA healthcare plan premium costs. For Ms. Broader, Mr. Vogensen, and Ms. Joyce, perks did not equal or exceed $10,000 for 2018.
(8)	Ms. Broader left the Company in April 2019.
(9)	Ms. Ellis left the Company in November 2018.
36	- 2019 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Fiscal Year 2018 Grants of Plan-Based Awards

Fiscal Year 2018 Grants of Plan-Based Awards

The following table sets forth certain information with respect to the equity and non-equity incentive awards granted during or for the fiscal year ended February 2, 2019 (fiscal 2018) to each of our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)		Grant Date Fair Value of Stock Awards(4) ($)
	Grant Date	Compensation Committee Action Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Shelley G. Broader	N/A	N/A	41,250	1,650,000	3,300,000
	3/1/18	2/19/18				164,645	329,290	576,258			3,250,092
	3/1/18	2/19/18							329,290		3,250,092
Todd E. Vogensen	N/A	N/A	19,250	385,000	770,000
	3/1/2018	2/19/2018				20,265	40,530	70,928			400,031
	3/1/2018	2/19/2018							40,530		400,031
David Pastrana	N/A	N/A	28,000	560,000	1,120,000
	3/1/18	2/19/18				22,800	45,600	79,800			450,072
	3/1/18	2/19/18							45,600		450,072
Mary van Praag	N/A	N/A	20,625	412,500	825,000
	3/1/2018	2/19/2018				17,735	35,470	62,073			350,089
	3/1/2018	2/19/2018							35,470		350,089
Ann E. Joyce	N/A	N/A	18,543	370,866	741,732
	3/1/18	2/19/18				12,665	25,330	44,328			250,007
	3/1/18	2/19/18							25,330		250,007
	7/2/18	6/20/18							6,040	(5)	50,072
Diane Ellis	N/A	N/A	26,374	527,473	1,054,946
	3/1/2018	2/19/2018				22,800	45,600	79,800			450,072
	3/1/2018	2/19/2018							45,600		450,072
(1)	These columns show the range of payouts targeted for fiscal 2018 performance under the Chico’s FAS, Inc. Bonus Plan as described in the section titled “Annual Cash Incentive Bonuses” in the Compensation Discussion and Analysis. The Threshold amount represents the amount that would have been payable to the executive officer if the Company had achieved just the minimum performance level required for a bonus to be paid to the particular executive officer for the fiscal year. The Target amount represents the amount that would have been payable to the executive officer if the Company had achieved the targeted performance level for each of the performance measures applicable to the particular executive officer for the fiscal year. The Maximum amount represents the amount that would have been payable to the executive officer if the Company had achieved the maximum performance level for each of the performance measures applicable to the particular executive officer for the fiscal year. Pursuant to the Bonus Plan, performance for fiscal 2018 was below the target level for each NEO’s respective performance measures as more particularly described in the section titled “Annual Cash Incentive Bonuses” in the Compensation Discussion and Analysis. As a result, bonuses were paid at less than the target amount for fiscal 2018 performance for these NEOs, as shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
(2)	These columns represent PSUs granted in fiscal 2018 under the 2012 Omnibus Plan pursuant to which each of the executives is eligible to earn shares, contingent upon the achievement of certain levels of the Company’s RONA averaged over a three-year performance period of fiscal 2018 to fiscal 2020. Any shares earned based on the achievement with respect to such goal will vest on March 1, 2021.
(3)	This column represents restricted stock granted under the 2012 Omnibus Plan. Restricted stock awards have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to death, disability, retirement, and change in control). However, restricted stock has an implicit performance criterion because the higher the Company’s stock price, the greater the value of the restricted stock award.
(4)	The amounts in this column represent the aggregate grant date fair value of each equity award, computed in accordance with FASB ASC Topic 718. For PSUs, the amount shown is based on the probable outcome at the time of grant, which was target. For a discussion of the valuation of equity awards, see Note 13 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended February 2, 2019 (fiscal 2018).
(5)	In addition to the annual equity awards, Ms. Joyce received a one-time restricted stock award based on expansion of her responsibilities.
- 2019 Proxy Statement	37

■	EXECUTIVE COMPENSATION TABLES
Outstanding Equity Awards at 2018 Fiscal Year End

Outstanding Equity Awards at 2018 Fiscal Year End

The following table outlines outstanding long-term equity-based incentive compensation awards for our NEOs as of February 2, 2019 (last day of fiscal 2018). Each outstanding award is shown separately. The vesting schedule for each award is described in the footnotes to this table.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Name	Grant Date	Exercisable	Unexercisable
Shelley G. Broader(5)	3/1/2016	—	—	—	—	86,324	(1)	494,637	—		—
	3/1/2017	—	—	—	—	152,374	(1)	873,103	—		—
	3/1/2018	—	—	—	—	329,290	(1)	1,886,832	—		—
	3/1/2016	—	—	—	—	96,683	(2)	553,994	—		—
	3/1/2017	—	—	—	—	175,763	(2)	1,007,122	—		—
	3/1/2018	—	—	—	—	—		—	164,645	(3)	943,416
Todd E. Vogensen	11/19/2009	1,667	—	14.60	11/19/2019	—		—	—		—
	2/25/2010	1,667	—	13.78	2/25/2020	—		—	—		—
	2/24/2011	2,000	—	13.69	2/24/2021	—		—	—		—
	3/1/2016	—	—	—	—	10,627	(1)	60,893	—		—
	3/1/2017	—				28,134	(1)	161,208	—		—
	3/1/2018	—	—	—	—	40,530	(1)	232,237	—		—
	3/1/2016	—	—	—	—	11,902	(2)	68,198	—		—
	3/1/2017	—	—	—	—	32,452	(2)	185,950	—		—
	3/1/2018	—	—	—	—	—		—	20,265	(3)	116,118
David Pastrana	2/1/2018	—	—	—	—	7,020	(1)	40,225	—		—
	3/1/2018	—	—	—	—	45,600	(1)	261,288	—		—
	3/1/2018	—	—	—	—	—		—	22,800		130,644
Mary van Praag	10/2/2017	—	—	—	—	14,954	(1)	85,686	—		—
	3/1/2018	—	—	—	—	35,470	(1)	203,243	—		—
	3/1/2018	—	—	—	—	—		—	17,735	(3)	101,622
Ann E. Joyce	3/1/2016	—	—	—	—	3,987	(1)	22,846	—		—
	3/1/2017	—	—	—	—	7,034	(1)	40,305	—		—
	3/1/2018	—	—	—	—	25,330	(1)	145,141	—		—
	7/2/2018	—	—	—	—	6,040	(1)	34,609	—		—
	3/1/2017	—	—	—	—	4,466	(2)	25,590	—
	3/1/2018	—	—	—	—	8,113	(2)	46,487	—		—
	3/1/2018	—	—	—	—	—		—	12,665	(3)	72,570
Diane M. Ellis(5)		—	—	—	—	—		—	—		—
(1)	Awards represent unvested restricted stock which vests at the rate of 33-1/3% per year beginning on the one-year anniversary of the date of grant.
(2)	Awards represent the number of performance-based restricted stock units, or PSUs, that were earned but not yet vested as of February 2, 2019. The PSUs for 2016 vest at a rate of 33-1/3% per year beginning on the one-year anniversary of the date of grant to the extent earned based on performance. The 2017 PSUs vest at a rate of one-third on the second anniversary of the grant date with the remaining two-thirds to vest on the third anniversary of the grant date, to the extent earned based on performance.
(3)	Awards represent the number of PSUs that were unearned and not yet vested as of February 2, 2019. The 2018 PSUs cliff-vest on the third anniversary of the grant date, to the extent earned based on performance over a three-year performance period. The amounts reported are based on achieving the threshold (50%) level of performance.
(4)	The amounts in this column represent the aggregate fair market value of the restricted stock and PSUs as of February 2, 2019, the last business day of fiscal 2018. The closing price of the Company’s stock was $5.73 on that date.
(5)	In accordance with their terms, all of Ms. Broader’s and Ms. Ellis’s unvested restricted stock and unearned or unvested PSUs were forfeited when they left the Company on April 24, 2019 and November 30, 2018, respectively.
38	- 2019 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Fiscal Year 2018 Options Exercised and Stock Vested

Fiscal Year 2018 Options Exercised and Stock Vested

The following table sets forth restricted stock that vested during the fiscal year ended February 2, 2019 (fiscal 2018) with respect to our NEOs. None of our NEOs exercised stock options during fiscal 2018. The dollar figures in the table below reflect the value on the vesting date for Stock Awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Shelley G. Broader	—	—	382,551	3,224,359
Todd E. Vogensen	—	—	49,546	485,911
David Pastrana	—	—	3,510	20,112
Mary van Praag	—	—	7,476	60,257
Ann E. Joyce	—	—	18,822	155,136
Diane M. Ellis	—	—	19,270	171,273

Fiscal Year 2018 Retirement Benefits

The Company does not maintain a defined benefit pension plan for any of its employees, including for any of the NEOs. Thus, there are no accumulated pension benefits for any of its NEOs. The only funded retirement benefits that are provided for the Company’s NEOs are those resulting from contributions made under the Company’s 401(k) Plan.

Fiscal Year 2018 Nonqualified Deferred Compensation

The following table illustrates the deferred compensation benefits under the deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)
Shelley G. Broader	—	—	—	—	—
Todd E. Vogensen	—	—	—	—	—
David Pastrana	—	—	—	—	—
Mary van Praag	26,442	529	(1,072)	—	28,025
Ann E. Joyce	—	—	—	—	—
Diane M. Ellis	—	—	(3,638)	—	277,111
(1)	For Ms. van Praag, the amount shown in this column represents the deferral of a portion of Ms. van Praag’s salary earned in fiscal 2018. The portion deferred is reflected as part of Ms. van Praag’s fiscal 2018 salary compensation reported in the Summary Compensation Table.
(2)	Effective January 1, 2019, the Company introduced a company match of 50% on employee base salary deferrals up to 2.5% under the deferred compensation plan. The Company match is reflected as part of Ms. van Praag’s fiscal 2018 all other compensation reported in the Summary Compensation Table. The Company does not pay above market earnings on accounts under the deferred compensation plan.
(3)	The aggregate balances shown in this column represent amounts that NEOs earned, but elected to defer, plus earnings (or losses), if applicable. $280,749 was previously reported as compensation to Ms. Ellis in the Summary Compensation Table contained in the Compensation Discussion and Analysis for fiscal 2017, the year in which such deferred amounts were earned. Account balances may be invested in phantom investments selected by the executive from an array of investment options. The array changes from time to time; as of February 2, 2019, participants could choose among several different investments, including domestic and international equity, income, short-term investment, and blended-fund investment. The participants are not being offered and thus cannot choose a Company stock fund.
- 2019 Proxy Statement	39

■	EXECUTIVE COMPENSATION TABLES
Fiscal Year 2018 Options Exercised and Stock Vested

Employment Agreements for Named Executive Officers

Shelley G. Broader. Ms. Broader served as Chief Executive Officer and President until April 24, 2019, and was subject to an at-will employment offer letter dated October 26, 2015. The offer letter contemplated an annual base salary and certain other benefits. As of April 24, 2019, Ms. Broader’s base salary was $1,127,500. Ms. Broader was also eligible for an annual bonus under the Company’s Bonus Plan. Ms. Broader’s aggregate annual cash bonus, to the extent earned, had a threshold bonus equal to 37.5% of her base salary, a target bonus equal to 150% of her base salary and a maximum bonus equal to 300% of her base salary. Ms. Broader was entitled to a minimum guaranteed bonus at target for her first 12 months of service. A portion was received in 2015, and the remaining $1,375,000 was received in fiscal 2016. In fiscal 2015, consistent with the terms of the offer letter, she received a guaranteed bonus of $275,000, certain relocation benefits and was awarded restricted stock of $3.0 million. Ms. Broader received a $1.03 million sign-on bonus, less applicable taxes, upon establishing residency for herself and family in the United States and relocating herself and her family’s residency to Florida. Ms. Broader was eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

Todd E. Vogensen. Mr. Vogensen, who currently serves as Executive Vice President - Chief Financial Officer and Assistant Corporate Secretary, is subject to an at-will employment offer letter dated September 23, 2009, as subsequently amended on March 3, 2015. The offer letter contemplates an annual base salary and certain other benefits. Mr. Vogensen’s current base salary is $550,000 and is subject to further increases as set from time to time by the Board. Mr. Vogensen is also eligible for an annual bonus under the Company’s Bonus Plan. In particular, for fiscal 2018, Mr. Vogensen’s aggregate annual cash bonus, to the extent earned, had a threshold bonus equal to 17.5% of his base salary, a target bonus equal to 70% of his base salary and a maximum bonus equal to 140% of his base salary. Mr. Vogensen is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

David Pastrana. Mr. Pastrana, who currently serves as Brand President - WHBM, is subject to an at-will employment offer letter dated December 11, 2017. The offer letter contemplates an annual base salary and certain other benefits. Mr. Pastrana’s current base salary is $700,000 and is subject to further increases as set from time to time by the Board. Mr. Pastrana is also eligible for an annual bonus under the Company’s Bonus Plan. In particular, for fiscal 2018, Mr. Pastrana’s aggregate annual cash bonus, to the extent earned, had a threshold bonus equal to 20% of his base salary, a target bonus equal to 80% of his base salary and a maximum bonus equal to 160% of his base salary. Mr. Pastrana is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

Mary van Praag. Ms. van Praag, who currently serves as President of the Intimate Apparel Group, is subject to an at-will employment offer letter dated August 1, 2017. The offer letter contemplates an annual base salary and certain other benefits. Ms. van Praag’s current base salary is $550,000 and is subject to further increases as set from time to time by the Board. Ms. van Praag is also eligible for an annual bonus under the Company’s Bonus Plan. In particular, for fiscal 2018, Ms. van Praag’s aggregate annual cash bonus, to the extent earned, had a threshold bonus equal to 18.75% of her base salary, a target bonus equal to 75% of her base salary and a maximum bonus equal to 150% of her base salary. Ms. van Praag is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

Ann E. Joyce. Ms. Joyce, who currently serves as Chief Customer Officer and Executive Vice President, Technology, Supply Chain and Field Operations, is subject to an at-will employment offer letter dated October 8, 2015. The offer letter contemplates an annual base salary and certain other benefits, as adjusted on June 21, 2018 in connection with the expansion of her responsibilities to include Supply Chain and Field Operations. Ms. Joyce’s current base salary is $550,000 and is subject to annual increases as determined from time to time by the Company’s Board. Ms. Joyce is also eligible for an annual bonus under the Company’s Bonus Plan. In particular, for fiscal 2018, Ms. Joyce’s aggregate annual cash bonus, to the extent earned, had a threshold bonus equal to 17.5% of her base salary, a target bonus equal to 70% of her base salary and a maximum bonus of 140% of her base salary. Ms. Joyce also is eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

Diane M. Ellis. Ms. Ellis, served as Brand President - Chico’s until November 2018, and was subject to an at-will employment offer letter dated September 27, 2016. The offer letter contemplated an annual base salary and certain other benefits. At the time of termination, Ms. Ellis’s base salary was $800,000. Ms. Ellis was also eligible for an annual bonus under the Company’s Bonus Plan. In particular, for fiscal 2018, Ms. Ellis’s aggregate annual cash bonus, to the extent earned, had a threshold bonus equal to 20% of her base salary, a target bonus equal to 80% of her base salary and a maximum bonus of 160% of her base salary. Ms. Ellis was eligible to be considered for additional awards of stock options or other stock-based compensation of the Company consistent with the equity award practices applicable to other senior officers.

40	- 2019 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Potential Payments Upon Termination or Change in Control for Named Executive Officers

Officer Severance Plan

The Company has a formal severance plan for all officer employees, including the Company’s NEOs. The Officer Severance Plan currently covers the CEO, executive vice presidents, senior vice presidents and vice presidents.

The purpose of the Officer Severance Plan is to promote uniform treatment of senior executives who are involuntarily terminated under certain circumstances or who terminate for “good reason,” as defined in the plan. Certain benefits under the Officer Severance Plan are enhanced if the involuntary termination or termination for good reason occurs within 24 months following a change in control as defined in the plan.

The Officer Severance Plan provides payment of benefits for involuntary termination by the Company in connection with the elimination of an officer’s position, certain changes in an officer’s job responsibilities, certain unsatisfactory performance, or termination upon or immediately preceding certain reorganizations or sales affecting the Company, but only if the officer is not offered comparable employment after the reorganization or sale. The plan provides payment of benefits for termination by the officer with good reason for any of the following events: (i) a material change in duties or responsibilities or a material reduction in authority, (ii) for officers serving in certain corporate locations (which includes all of the Company’s NEOs), a change of corporate location that is more than 50 miles from current place of employment, or (iii) a reduction in total direct compensation at target of more than 30%. Pursuant to Ms. Broader’s employment offer letter, the term “Good Reason” also included: the Company’s fraudulent, criminal or other serious misconduct which would have a material adverse effect on the Company and which occurred prior to her becoming CEO of the Company, or a substantial diminution in duties or responsibilities (including a change in reporting relationships) resulting from a “Change in Control” as defined in the 2012 Omnibus Plan. A good reason termination requires the officer to provide written notice to the Company, and the officer must timely terminate employment if the Company does not cure the good reason event within a cure period.

The Officer Severance Plan provides for the following severance benefits:

■	Continued annual base salary, paid in accordance with the Company’s normal payroll practices, for 24 months for the CEO; 12 months for Executive Vice President; 12 months for Senior Vice President; and 6 months for Vice President.
■	A cash payment equal to the officer’s prorated bonus, if earned, for the year in which the termination occurs, paid at the same time as otherwise due.
■	For officers enrolled in healthcare coverage (medical and/or dental plans) offered by the Company, the officer will receive a cash lump sum payment equal to the aggregate COBRA healthcare plan premium costs over the severance period.
■	Reasonable outplacement assistance during the severance period.
■	Release from any obligation to otherwise repay any sign-on bonus or relocation benefits.

In the event a terminated officer’s employment termination occurs within 24 months following a change in control (other than termination for good cause in connection with a disqualifying event), the terminated officer shall receive the respective salary and bonus severance benefits in a single lump sum payment as follows: CEO, payment of 24 months of annual base salary plus bonus at target; Executive Vice President, payment of 18 months of annual base salary plus bonus at target; and Senior Vice President and Vice President, payment of 12 months of annual base salary plus bonus at target. Payments under the Officer Severance Plan are subject to a modified cutback provision, where payments to a terminated officer would be reduced if the reduction would produce a better after-tax result for the officer. There would be no reduction, however, if the terminated officer would have a better after-tax result without the reduction.

The provision of severance benefits under the Officer Severance Plan is conditioned upon the officer executing an agreement and release which includes, among other things, non-competition covenants of 24 months for the CEO, 12 months for Executive Vice Presidents and Senior Vice Presidents, and 6 months for Vice Presidents, non-solicitation covenants of 24 months, a non-disclosure covenant, a non-disparagement covenant and a release of claims against the Company. Payments under the Officer Severance Plan will cease if the terminated officer violates the covenants or other provisions set forth in the agreement and release.

Potential Payments Upon Termination or Change in Control for Named Executive Officers

Mr. Vogensen, Mr. Pastrana, Ms. van Praag and Ms. Joyce are and prior to their departures, Ms. Broader and Ms. Ellis were eligible to receive certain post-employment payments and other benefits as indicated below in accordance with the Company’s above-described Officer Severance Plan (payment of which is conditioned upon entry into the above described letter agreement and release under the Officer Severance Plan) and, in certain cases, under the 2012 Omnibus Plan.

- 2019 Proxy Statement	41

■	EXECUTIVE COMPENSATION TABLES
Potential Payments Upon Termination or Change in Control for Named Executive Officers

The following table shows the potential payments upon termination or change in control for our NEOs as if the respective termination or change in control events had occurred on February 2, 2019:

Name and Termination Scenarios(1)	Cash Severance(3) $	Equity(4) $	Health Benefits(5) $	Other Benefits(6) $	Tax Gross Up $	Total $
Shelley G. Broader(2)
w/o Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(a)	2,200,000	—	37,394	—	N/A	2,237,394
For Good Cause (Involuntary)(a)	—	—	—	—	N/A	—
Death or Disability (Involuntary)(b)	—	5,759,103	—	—	N/A	5,759,103
w/o Good Cause (Involuntary)(a)	2,200,000	—	37,394	21,000	N/A	2,258,394
Change in Control(c)	5,500,000	6,387,420	37,394	21,000	N/A	11,945,814
Retirement(d)	—	3,109,723	—	—	N/A	3,109,723
Todd E. Vogensen
w/o Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(a)	550,000	—	20,373	—	N/A	570,373
For Good Cause (Involuntary)(a)	—	—	—	—	N/A	—
Death or Disability (Involuntary)(b)	—	824,604	—	—	N/A	824,604
w/o Good Cause (Involuntary)(a)	550,000	—	20,373	21,000	N/A	591,373
Change in Control(c)	1,402,500	901,936	20,373	21,000	N/A	2,345,809
Retirement(d)	—	278,776	—	—	N/A	278,776
David Pastrana
w/o Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(a)	700,000	—	20,232	—	N/A	720,232
For Good Cause (Involuntary)(a)	—	—	—	—	N/A	—
Death or Disability (Involuntary)(b)	—	432,157	—	—	N/A	432,157
w/o Good Cause (Involuntary)(a)	700,000	—	20,232	21,000	N/A	741,232
Change in Control(c)	1,890,000	519,167	20,232	21,000	N/A	2,450,399
Retirement(d)	—	133,578	—	—	N/A	133,578
Mary van Praag
w/o Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(a)	909,886	—	14,524	—	N/A	924,410
For Good Cause (Involuntary)(a)	—	—	—	—	N/A	—
Death or Disability (Involuntary)(b)	—	390,551	—	—	N/A	390,551
w/o Good Cause (Involuntary)(a)	909,886	—	14,524	21,000	N/A	945,410
Change in Control(c)	1,443,750	458,234	14,524	21,000	N/A	1,937,508
Retirement(d)	—	132,472	—	—	N/A	132,472
Ann E. Joyce
w/o Good Reason (Voluntary)(a)	—	—	—	—	N/A	—
w/ Good Reason (Voluntary)(a)	624,173	—	14,524	—	N/A	638,697
For Good Cause (Involuntary)(a)	—	—	—	—	N/A	—
Death or Disability (Involuntary)(b)	—	387,549	—	—	N/A	387,549
w/o Good Cause (Involuntary)(a)	624,173	—	14,524	21,000	N/A	659,697
Change in Control(c)	1,402,500	435,881	14,524	21,000	N/A	1,873,905
Retirement(d)	—	177,103	—	—	N/A	177,103
(1)	Ms. Ellis, who served as Brand President - Chico’s, left the Company in November 2018. Upon termination and execution of the agreement and release discussed above, Ms. Ellis received $800,000 in salary continuation, a lump sum payment of $13,166 equal to the aggregate COBRA healthcare plan premium costs over the 12-month severance period and was eligible for outplacement assistance. Ms. Ellis did not earn a prorated bonus for fiscal 2018 and her unvested restricted stock and PSUs did not receive accelerated vesting and were forfeited.
(2	Ms. Broader, who served as President and CEO, left the Company in April 2019. Upon termination and execution of the agreement and release discussed above, Ms. Broader received severance benefits for involuntary termination under the Officer Severance Plan of $2,255,000 in salary continuation, a lump sum payment of $39,015 equal to the aggregate COBRA healthcare plan premium costs over the 24-month severance period and was eligible for outplacement assistance. Ms. Broader will receive a prorated bonus for fiscal 2019, to the extent earned, after the fiscal 2019 financial results have been audited. Ms. Broader’s unvested restricted stock and PSUs did not receive accelerated vesting and were forfeited.
(3)	The cash severance associated with any covered termination under the Officer Severance Plan other than change in control is to be paid as income continuation, but is shown in the aggregate and not as a discounted present value. For Ms. Broader, the cash severance associated with a change in control termination includes 24 months of salary and cash bonus at her target. For all other scenarios for Ms. Broader, the cash severance associated with a covered termination includes 24 months of salary and a prorated bonus under the Bonus Plan based on the Company’s performance for 2018. For Mr. Vogensen, Mr. Pastrana, Ms. van Praag and Ms. Joyce, the cash severance associated with a change in control termination scenario under the Officer Severance Plan includes 18 months of salary and cash bonus at their target. For all other scenarios, the cash severance associated with a covered termination under the Officer Severance Plan includes 12 months of salary and a prorated bonus under the Bonus Plan based on the Company’s performance for 2018.
(4)	Equity value for accelerated vesting of restricted stock and PSUs assumes a value of $5.73 per share, which equals the Company’s stock price at the end of the 2018 fiscal year. No value is included for stock option vesting because none of the NEOs held outstanding stock options with an exercise price lower than
42	- 2019 Proxy Statement

EXECUTIVE COMPENSATION TABLES	■
Indemnification Agreements

$5.73 as of the end of the 2018 fiscal year. In accordance with the grant agreements pursuant to the Company’s 2012 Omnibus Plan: (a) in the event of voluntary termination with or without Good Reason, involuntary termination for Good Cause, or involuntary termination without Good Cause in the absence of Compensation Committee exercise of discretion to accelerate vesting, unvested restricted stock and unvested PSUs are forfeited; (b) in the event of death or disability, unvested restricted stock and unvested fiscal 2016 and 2017 PSUs become 100% vested and unvested fiscal 2018 PSUs become 100% vested with respect to time-based vesting, subject to continued performance-based vesting, shown at threshold level based on performance through February 2, 2019; (c) in the event of a change in control, unvested restricted stock becomes 100% vested if the buyer does not assume the awards or upon involuntary termination without Good Cause within 12 or 24 months following the change in control if buyer does assume the awards, unvested fiscal 2016 and 2017 PSUs become 100% vested upon a change in control, and unvested fiscal 2018 PSUs become 100% vested with respect to time-based vesting, with performance-based vesting based on actual performance for completed years within the performance period (shown at threshold level based on performance through February 2, 2019) and target level performance for incomplete years, if the buyer does not assume the awards or upon involuntary termination without Good Cause following the change in control if buyer does assume the awards; and (d) in the event of retirement at or after age 55, with combined age and years of service of 65 or more and approval of the Compensation Committee, unvested restricted stock grants and unvested PSUs become partially vested, based on the number of completed months of the vesting period, with the unvested fiscal 2018 PSUs subject to continued performance-based vesting, shown at threshold level based on performance through February 2, 2019.

(5)	For Ms. Broader, Mr. Vogensen, Mr. Pastrana, Ms. van Praag and Ms. Joyce, health benefits associated with a covered termination under the Officer Severance Plan are paid in a lump sum and the amount shown represents an estimate using monthly COBRA premium costs over their respective period of income continuation.
(6)	Represents an estimate of maximum outplacement assistance associated with a covered termination under the Officer Severance Plan, which has historically not been provided in the case of voluntary termination with Good Reason without a change in control.

Indemnification Agreements

We have entered into indemnification agreements with all of our directors and certain executive officers under which we have agreed to indemnify them against all direct and indirect costs of any type or nature whatsoever (including attorneys’ fees) incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. These directors and officers are to be indemnified to the fullest extent now or hereafter permitted by the Florida Business Corporation Act. The indemnification agreements also provide for the advancement of expenses to these directors and officers in connection with any such suit or proceeding.

Compensation of our Interim President and Chief Executive Officer

In connection with Ms. Brooks’ appointment as Interim CEO in April 2019, we entered into a letter agreement with Ms. Brooks, dated April 24, 2019, which provides for a base compensation of $100,000 per month and a one-time grant of shares of restricted stock with a value of $750,000 under the 2012 Omnibus Plan that vests in three equal installments on each of the first, second and third anniversaries of the grant date, subject to Ms. Brooks’ continued service as Interim CEO, or following the appointment of a new Chief Executive Officer and President of the Company, Ms. Brooks’ continued service as a member of the Board. Ms. Brooks will forfeit any unvested restricted shares from this grant in the event she voluntarily resigns her service as Interim

CEO prior to the appointment of a new Chief Executive Officer and President of the Company, or she voluntarily resigns from the Board, or refuses to stand for re-election as part of the Board-nominated slate of directors. These restricted shares will otherwise immediately fully vest upon Ms. Brooks’ cessation as a member of the Board for any other reason. Ms. Brooks will not be entitled to any severance compensation or other benefits upon the cessation of her service as Interim CEO and is not currently eligible for an annual bonus or to receive additional equity awards during her service as Interim CEO. During her service as Interim CEO, Ms. Brooks will not be entitled to any compensation for her service as a member of the Board.

■	Certain Relationships and Related Party Transactions

The Board and the Company are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities and recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of the Company and its shareholders. Nevertheless, the Company recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of the Company and its shareholders. Therefore, the Board has adopted a written Related Party Transactions Policy for the review and approval or ratification of related party transactions. Subject to certain pre-approved exceptions, any transaction or relationship that involves a director, director nominee, executive officer, greater than

5% shareholder or any of their immediate family members that constitutes a “related party transaction” requires, preferably in advance, full disclosure to and review by the Company’s Audit Committee of all facts and circumstances concerning the transactions and relationships, including, but not limited to, the related party’s interest in the transaction, the approximate dollar amount involved, and whether the transaction was undertaken in the ordinary course of business. The related party may not participate in the Audit Committee’s discussion or approval of the transaction. The Audit Committee will only approve or ratify a related party transaction if the Audit Committee determines in good faith that, under all of the circumstances, the transaction is fair to the Company. For this purpose, a “related party transaction” is any transaction,

- 2019 Proxy Statement	43

■	PROPOSAL 3 Proposal to Ratify the Appointment of Ernst & Young LLP as Independent Certified Public Accountants
Appointment Proposed for Ratification

arrangement or relationship in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year; (2) the Company is a participant; and (3) a related party has or will have a direct or indirect interest. Other than compensation arrangements fully described elsewhere in this Proxy Statement, there have been no related party transactions since February 3, 2018, and there are none proposed currently.

■	Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Human Resources, Compensation and Benefits Committee are John J. Mahoney, Deborah L. Kerr and William S. Simon. None of the members of the Human Resources, Compensation and Benefits Committee have at any time been an officer or employee of the Company or any of its subsidiaries, nor did any of them have a relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Exchange Act. In addition, during the last completed fiscal year, none of our executive officers has served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of our Board’s Human Resources, Compensation and Benefits Committee.

■	PROPOSAL 3 PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Appointment Proposed for Ratification

Based on the recommendation of the Audit Committee, the Company has selected Ernst & Young LLP (“EY”) as its independent certified public accountants for the current fiscal year ending February 1, 2020 (fiscal 2019). Ratification of the Company’s independent certified public accountants is not required by the Company’s Bylaws or otherwise, but the Board has decided to seek such ratification as a matter of good corporate practice. In the event of a negative vote, the Audit Committee will review its future selection of its independent certified public accountants in light of that result. Even in the event of a positive vote, the Audit Committee in its discretion may select a different independent certified public accounting firm at any time during fiscal 2019 if it determines it to be in the best interests of the Company and our shareholders. EY has audited the accounts of the Company since first being engaged by the Company effective July 1, 2002. Representatives of EY are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions by shareholders.

We have been advised by EY that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in the Company or its subsidiaries.

Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE PERIOD SPECIFIED.

44	- 2019 Proxy Statement

PROPOSAL 3 Proposal to Ratify the Appointment of Ernst & Young LLP as Independent Certified Public Accountants	■

Fees to Independent Accountants

The following table presents fees for professional services rendered by EY for the audit of the Company’s annual financial statements for fiscal 2018 (ended February 2, 2019) and fiscal 2017 (ended February 3, 2018) and fees billed for audit-related services, tax services and all other services rendered by EY for fiscal 2018 and fiscal 2017.

	Fiscal 2018	Fiscal 2017
Audit Fees	$1,442,625	$1,340,000
Audit-Related Fees	1,995	1,995
Tax Fees	142,511	270,095
All Other Fees	—	10,000
Total	$1,587,131	$1,622,090

Audit Fees

Fees for audit services include aggregate fees billed for professional services rendered for the annual audits of the Company’s financial statements included in Form 10-K filings, the reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings and audit consultations and the Sarbanes-Oxley Section 404 attestation. Fiscal 2017 includes additional audit fees related to a registration statement on Form S-8 (“Form S-8”) filing.

Audit-Related Fees

Fees for audit-related services in fiscal 2018 and 2017 include the Company’s use of EY’s online research tools.

Tax Fees

Fees for tax services in fiscal 2018 and 2017 were principally related to special tax and international tax projects.

All Other Fees

Fees for other services in fiscal 2017 relate to the Company’s Form S-8 filing.

All audit-related services, tax services and other services in fiscal 2018 and 2017 were pre-approved by the Audit Committee, which concluded that the provision of such services by EY was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee on an annual basis and, in addition, individual engagements anticipated to exceed pre-established thresholds must be separately approved. The Company’s pre-approval policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

- 2019 Proxy Statement	45

■	AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee consists of three directors and operates under a written charter adopted by the Board of Directors. The current members of this Committee are David F. Walker (Chair), John J. Mahoney and Kim Roy. Each member of the Committee is independent in the judgment of the Company’s Board of Directors, as required by NYSE listing standards and as set forth in the Company’s Governance Guidelines. This Committee is responsible for selecting, engaging, evaluating and negotiating fee arrangements with the Company’s independent certified public accountants (the “Independent Accountants”) with input from the Company’s Board and management. Management is responsible for the Company’s internal controls and the financial reporting process. The Independent Accountants are responsible for performing an audit of internal control over financial reporting that is integrated with an audit of the Company’s consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board in the United States (“PCAOB”), and for expressing opinions thereon. This Committee’s responsibility is to monitor and oversee these processes.

The members of this Committee do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the Independent Accountants, nor can this Committee certify that the Independent Accountants are “independent” under applicable rules. This Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management, internal auditors, and the Independent Accountants on the basis of several factors, including the information it receives, discussions with management, internal auditors, and the Independent Accountants, and the experience of this Committee’s members in business, and with financial and accounting matters.

As part of its oversight of the Company’s financial reporting process, this Committee reviews and discusses with both management and the Company’s Independent Accountants all annual and quarterly financial statements prior to their issuance, including receiving reports on the matters discussed in management’s Disclosure Committee meetings. This Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended February 2, 2019 (fiscal 2018), with management and the Company’s Independent Accountants. Management advised the Audit Committee that the Company’s fiscal 2018 consolidated financial statements had been prepared in accordance with accounting principles generally accepted in the United States, and presented significant accounting and disclosure matters to this Committee. Discussions with the Independent Accountants regarding the Company’s fiscal 2018 audited financial statements included the Independent Accountants’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in the Company’s financial statements, as well as other matters, as required to be discussed under applicable auditing standards adopted by the PCAOB and under the Audit Committee’s charter.

This Committee annually evaluates, with input from management and the internal auditor, the quality of services and sufficiency of resources provided by the Independent Accountants, communications and interactions with the Independent Accountants, and assesses the Independent Accountants’ independence, objectivity and professional skepticism. The Company’s Independent Accountants provided this Committee the written disclosures and the letter required by applicable requirements of the PCAOB for independent auditor communications with Audit Committees concerning its independence, and this Committee discussed the results of the evaluation process with the Independent Accountants, including their independence from the Company.

In addition, this Committee reviewed key initiatives and programs aimed at strengthening the effectiveness of the Company’s internal and disclosure control structure. As part of this process, this Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing staffing levels and steps taken to implement recommended improvements in internal procedures and control.

Based upon this Committee’s discussion with management, the internal auditor, and the Independent Accountants, this Committee’s review of the representations of management, and the report of the Independent Accountants to this Committee, and subject to the limitations on the role and responsibilities of this Committee described above and in this Committee’s charter, this Committee recommended that the Board of Directors approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K filed with the SEC as of and for the fiscal year ended February 2, 2019.

MEMBERS OF THE AUDIT COMMITTEE
David F. Walker, Chair
John J. Mahoney
Kim Roy

46	- 2019 Proxy Statement

■	SECURITY OWNERSHIP

The following tables set forth the number of shares of the Company’s common stock beneficially owned by (1) each of its directors and nominees to become a director, (2) each NEO, (3) all current directors and executive officers as a group and (4) each person known to the Company as having beneficial ownership of more than 5% of the Company’s common stock together with such owner’s address as of April 29, 2019.

Stock Ownership of Directors and Executive Officers

Directors/Executive Officers	Current Beneficial Holdings(1)(2)	Shares Subject to Options(3)	Total Beneficial Ownership(1)	Percent of Class(4)
Shelley G. Broader	710,162	—	710,162	*
Todd E. Vogensen	229,081	5,334	234,415	*
David Pastrana	111,452	—	111,452	*
Mary van Praag	100,121	—	100,121	*
Ann E. Joyce	107,584	—	107,584	*
Diane M. Ellis	—	—	—	*
David F. Walker	122,993	—	122,993	*
Bonnie R. Brooks	247,562	—	247,562	*
Janice L. Fields	34,490	—	34,490	*
Deborah L. Kerr	33,140	—	33,140	*
John J. Mahoney	128,993	—	128,993	*
Kim Roy	7,238	—	7,238	*
William S. Simon	44,310	—	44,310	*
Stephen E. Watson	90,156	—	90,156	*
All Directors and Executive Officers as a Group (16 persons)	2,123,485	5,334	2,128,819	1.8%

* Less than one percent

(1)	For purposes of this table, a person is deemed to be the beneficial owner of shares under applicable SEC rules, if she or he (a) has or shares voting power or investment power with respect to such shares, or (b) has the right to acquire ownership of such shares within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares. Mr. Vogensen and Mr. Simon have shared voting and investment power with respect to 113,059 and 27,730 shares, respectively. Except as otherwise indicated, all shares are held with sole voting and investment power and none of such shares are pledged.
(2)	The shares listed also include restricted stock which has not yet vested and which is subject to forfeiture as follows: Mr. Vogensen, 62,722; Mr. Pastrana, 37,420; Ms. van Praag, 38,601; Ms. Joyce 31,853; Mr. Walker, 16,580; Ms. Brooks, 219,832; Ms. Kerr, 16,580; Mr. Mahoney, 16,580; Ms. Roy 7,238; Mr. Simon, 16,580; Mr. Watson 16,580; Ms. Gwinner 13,462; Mr. Baker 13,462; and Mr. Oliver 15,501.
(3)	Represents shares that may be acquired currently or within 60 days after April 29, 2019 through the exercise of stock options. Directors and officers realize value from options only when exercised and only to the extent that the price of the Company’s common stock on the exercise date exceeds the exercise price of the options.
(4)	In calculating the percentage ownership for a given individual or group, the number of shares of common stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within 60 days held by such individual or group, but are not deemed outstanding by any other person or group.
- 2019 Proxy Statement	47

■	SECURITY OWNERSHIP
Stock Ownership of Certain Beneficial Owners

Stock Ownership of Certain Beneficial Owners

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	18,563,076(2)	15.8%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	12,772,524(3)	10.8%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	10,693,857(4)	9.1%
Renaissance Technologies Holdings Corporation 800 Third Avenue New York, NY 10022	6,625,500(5)	5.6%
(1)	For purposes of this table, a person is deemed to be the beneficial owner of shares under applicable SEC rules, if she or he (a) has or shares voting power or investment power with respect to such shares, or (b) has the right to acquire ownership of such shares within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to invest or direct the investment of shares, irrespective of any economic interest in such shares.
(2)	The ownership information set forth herein is based in its entirety on the material contained in Amendment No. 8 to Schedule 13G filed with the SEC on January 24, 2019 by BlackRock, Inc. and its affiliates (collectively, “BlackRock”). As reported in such filing, such shares are owned as follows: (i) 18,563,076 shares held by BlackRock with respect to which it has sole investment power and (ii) 18,210,779 shares with respect to which it has sole voting power.
(3)	The ownership information set forth herein is based in its entirety on the material contained in Amendment No. 6 to Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group (“Vanguard”). As reported in such filing, such shares are owned as follows: (i) 12,648,400 shares held by Vanguard with respect to which it has sole investment power, (ii) 124,124 shares with respect to which it has shared investment power, (iii) 123,276 shares with respect to which it has sole voting power and (iv) 14,400 shares with respect to which it has shared voting power.
(4)	The ownership information set forth herein is based in its entirety on the material contained in Schedule 13G filed with the SEC on February 8, 2019 by Dimensional Fund Advisors LP (“Dimensional Fund”). As reported in such filing, such shares are owned as follows: (i) 10,693,857 shares held by Dimensional Fund with respect to which it has sole investment power and (ii) 10,298,016 shares with respect to which it has sole voting power.
(5)	The ownership information set forth herein is based in its entirety on the material contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2019 by Renaissance Technologies Holdings Corporation (“RTHC”). As reported in such filing, such shares are owned as follows: (i) 6,625,500 shares held by RTHC with respect to which it has sole investment power and (ii) 6,625,500 shares with respect to which it has sole voting power.

10b5-1 Trading Plans

We permit our officers and directors to adopt trading plans under Rule 10b5-1 promulgated under the Exchange Act, which allows shareholders to establish prearranged written plans to buy or sell shares or exercise stock options in accordance with predetermined formulas. Rule 10b5-1 plans allow shareholders to buy or sell shares of the Company’s common stock according to their plan on a regular basis (for example, weekly or monthly or in accordance with another predetermined formula), regardless of any subsequent nonpublic information they receive. As of May 10, 2019, no Company shareholders, officers or directors were known by the Company to have adopted and have in effect a Rule 10b5-1 trading plan. However, directors and officers have adopted such plans in the past and may adopt such plans in the future.

48	- 2019 Proxy Statement

SECURITY OWNERSHIP	■
Stock Ownership of Certain Beneficial Owners

■	INFORMATION ABOUT THE 2019 ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held June 27, 2019

The Notice of Annual Meeting of Shareholders, this Proxy Statement and our 2018 Annual Report are available on the Internet at https://materials.proxyvote.com/168615. This site does not have “cookies” that identify visitors to the site.

What is the purpose of the meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, which consists of the election of directors, ratification of the appointment of the Company’s independent certified public accountants, adoption of an advisory resolution to approve the compensation of our named executive officers and to transact such other business as may properly come before the meeting or any adjournments or postponements thereof. In addition, the Company’s management will report on the performance of the Company and respond to questions from shareholders.

When are these materials being sent?

Under rules adopted by the SEC we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability to most of our shareholders of record. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and vote their shares.

The proxy materials are first being mailed or made available to shareholders on or about May 10, 2019.

Why did I receive these proxy materials?

You have received these proxy materials because you are a shareholder of the Company, and our Board is soliciting authority, or your proxy, to vote your shares at the Annual Meeting and at any adjournments or postponements thereof. The proxy materials include our Notice of Annual Meeting of Shareholders, Proxy Statement and 2018 Annual Report. These materials also include the proxy card or voting instruction form for the Annual Meeting.

Proxies are being solicited on behalf of our Board. The proxy materials include detailed information about the matters that will be discussed and voted on at the Annual Meeting and provide updated information about our Company that you should consider in order to make an informed decision when voting your shares.

Can I access the Company’s proxy materials online?

Yes. The Proxy Statement and 2018 Annual Report may be accessed at https://materials.proxyvote.com/168615. This site does not have “cookies” that identify visitors to the site.

What is a proxy?
- 2019 Proxy Statement	49

■	SECURITY OWNERSHIP
Stock Ownership of Certain Beneficial Owners

It is your legal designation of another person to vote on matters transacted at the Annual Meeting based upon the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The proxy included with this Proxy Statement designates each of Bonnie R. Brooks, Todd E. Vogensen and Gregory S. Baker as proxies for the Annual Meeting.

What is a proxy statement?

It is a disclosure document that SEC regulations require us to give you so that you can make an informed voting decision when we ask you to designate individuals as proxies to vote on your behalf.

What is the difference between a shareholder of record and a shareholder who holds stock in street name?

If your shares are registered in your name, you are a shareholder of record. When you properly vote in accordance with the instructions provided on the proxy card or Notice of Internet Availability, you are instructing the named proxies to vote your shares in the manner you indicate on your proxy.

If your shares are held in the name of your broker or other institution, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your broker or other institution or its respective nominee is the shareholder of record for your shares. As the holder of record, only your broker, other institution or nominee is authorized to vote or grant a proxy for your shares. Accordingly, if you wish to vote your shares in person, you must contact your broker or other institution to obtain the authority to do so. When you properly vote in accordance with the instructions provided in the voting instruction form, you are giving your broker, other institution or nominee instructions on how to vote the shares they hold for you.

Applicable SEC and NYSE regulations limit the matters your broker may vote on without having been instructed to do so by you, especially as they relate to the election of directors and compensation matters. As a result, if you do not instruct your broker on how to vote your shares regarding the election of the directors or the advisory vote on the resolution to approve executive compensation, then your shares will not be voted on these matters. We urge you to instruct your broker about how you wish your shares to be voted.

What is the record date and what does it mean?

The record date for the Annual Meeting is April 29, 2019. The record date is established by the Board of Directors as required by law and the Company’s Articles and Bylaws. Owners of record of common stock at the close of business on the “record date” are entitled to:

(a)	receive notice of the meeting; and
(b)	vote at the meeting and any adjournments or postponements thereof.

No shareholders who become owners of record after the record date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

What constitutes a “quorum” for the meeting?

A certain minimum number of shares must be present or represented by proxy at a meeting before any shareholder vote at the meeting can be effective. A quorum of shares must be present to conduct business at the meeting. For the Annual Meeting, the quorum requirement will be satisfied if a majority of the outstanding shares of common stock entitled to be cast on the matters submitted is present in person and/or represented by proxy. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum.

Who is entitled to vote and how many votes do I have?

If you are a common shareholder of record at the close of business on the record date, you can vote. Each common share is entitled to one vote on each matter properly brought before the

Annual Meeting. Shares of common stock, par value $0.01 per share, are the only outstanding voting securities of the Company. If you are a holder in street name at the close of business on the

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Stock Ownership of Certain Beneficial Owners

record date, you generally will have the right to instruct your bank, broker or other holder of record how to vote your shares, although specific procedures depend on the terms of your account arrangement. As of the record date, there were 117,845,215 common shares outstanding.

How do I vote my shares?

If you are a shareholder of record, you may vote by proxy in three convenient ways: by telephone, via the Internet or by completing, signing and returning the proxy card in the pre-paid envelope provided, if you receive a printed copy of the proxy materials. Simply follow the instructions provided on the Notice of Internet Availability or proxy card. Internet voting is provided on the Notice of Internet Availability and Internet and telephone voting information is provided on the proxy card. If you receive a printed copy of the proxy materials and vote via the Internet or by telephone, there is no need to return a signed proxy card. However, you may still vote by proxy by using the proxy card. If you beneficially hold your shares in “street name” through a bank, broker or other nominee, you will be able to vote using the voting instruction form provided to you by such nominee, and Internet and telephone voting may also be available per the instructions provided on such voting instruction form.

If you are not the shareholder of record, please refer to the voting instructions provided by your bank, broker or other nominee to direct it how to vote your shares. Your vote is important. Follow the instructions from your nominee included with our proxy materials, or contact your nominee to request a voting instruction form. To vote in person at the meeting, you must obtain a legal proxy from your nominee. Whether or not you plan to attend the meeting, we urge you to vote using your voting instruction form to ensure that your vote is counted.

If you are a participant in the Chico’s Managed Share Plan and/or the Chico’s Employee Stock Purchase Plan (each a “Plan”; together the “Plans”), please refer to the instructions provided by the Administrator of each such Plan in order to direct it how to vote your shares. Please note that you must return your vote instructions with respect to any Plan shares no later than 11:59 P.M. ET on June 19, 2019. Please note that you may not vote any Plan shares in person at the meeting, as such shares may only be voted through the Administrator. Since your vote is important, we urge you to vote promptly to ensure that your Plan shares are represented.

Can I change my vote or revoke my proxy?

You may revoke your proxy or change your voting instructions before the time of voting at the meeting in several ways.

A shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

■	delivering to the Company’s Corporate Secretary a written notice stating that the proxy is revoked;
■	signing and delivering a proxy card bearing a later date;
■	voting again by telephone or through the Internet; or
■	attending and voting at the meeting.

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you may need to contact that firm to change any prior voting instructions.

Your vote must be received before the polls close at the Annual Meeting. While you can change your vote by voting in person at the Annual Meeting, attendance at the meeting will not, by itself, revoke a proxy. If you hold your shares in street name, please check with that firm for instructions on how to change your vote.

If I submit a proxy, how will my shares be voted?

By giving us your proxy, you authorize the individuals named as the proxies on the proxy card to vote your shares in accordance with the instructions you provide. You may vote for or against any or all of the director candidates and any or all of the other proposals. You may also abstain from voting. If you vote via the Internet or by telephone, you must indicate how you wish to vote on each item.

If you sign and return a proxy card without indicating your instructions, your shares will be voted:

■	FOR election of the eight directors, nominated herein;
■	FOR approval of the advisory resolution to approve the compensation of our named executive officers; and
■	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 1, 2020 (fiscal 2019).

If you are a beneficial owner of shares and do not specify how you want to vote, your shares may not be voted by the record holder and may not be considered as present and entitled to vote on any

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■	SECURITY OWNERSHIP
Stock Ownership of Certain Beneficial Owners

matter to be considered at the Annual Meeting. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in these important matters.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

What are the Board’s recommendations?

The Board’s recommendations regarding the proposals to be considered at the Annual Meeting are set forth together with the descriptions of the proposals in this Proxy Statement. In summary, the Board recommends a vote:

■	FOR election of the eight directors, nominated herein (see page 1);
■	FOR approval of the advisory resolution to approve the compensation of our named executive officers (see page 20); and
■	FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent certified public accountants for the fiscal year ending February 1, 2020 (fiscal 2019) (see page 44).

With respect to any other matter that properly comes before the meeting, the proxies will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion. As of the date of the Notice of Annual Meeting of Shareholders, we knew of no other matters to be presented at the Annual Meeting.

My shares are held in street name. How are my shares voted if I do not return voting instructions?

If your shares are held in the name of a bank, broker or other nominee under NYSE rules, your shares may be voted on certain “routine” items by the brokerage firm, financial institution or other nominee, even if you do not provide voting instructions. When a proposal is not a “routine” matter under NYSE rules, the brokerage firm, financial institution or other nominee cannot vote the shares on that proposal unless they have received prior voting instructions from the beneficial owner of the shares with respect to that proposal. This inability to vote the shares in such an instance is referred to as a “broker non-vote.”

Proposal 2, the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accountants for fiscal 2019, is considered a routine matter for which the brokerage firm, financial institution or other nominee who holds your shares can vote your shares even if it has not received instructions from you. All other proposals in this Proxy Statement are non-routine matters and accordingly the bank, broker or other nominee cannot vote your shares on those proposals without your instructions.

Although broker non-votes are not voted on non-routine matters, they will be counted in determining whether a quorum is present. In any event, if your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker, or other nominee as to how you wish your shares to be voted so you may participate in these matters.

What are abstentions and broker non-votes?

An abstention occurs when a shareholder of record (which may be a broker or other nominee of a street name holder) is present at a meeting (or deemed present) but fails to vote on a proposal or indicates that the shareholder abstains from voting on the election of directors or any other proposal. As discussed above, a broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the beneficial owner of the shares.

What vote is required to approve each item?

Election of Directors. Our Board of Directors has instituted a majority vote standard in uncontested elections where a majority of the shares voted on the election of a director must be in favor of his or her election. This means that a director nominee will be elected if the number of votes cast “FOR” that nominee by holders entitled to vote exceeds the number of votes cast “AGAINST” that nominee.

If you return a signed proxy card or otherwise complete your voting by proxy via the Internet or by telephone but abstain from voting on any of the nominees, your shares will not be voted with respect to those nominees. Your shares will be counted for purposes of determining whether there is a quorum, but will have no effect on the election of those nominees. Broker non-votes will be counted as “shares present” for purposes of determining whether there is a quorum, but are not entitled to vote on the proposal.

Advisory Resolution to Approve Executive Compensation. The advisory resolution to approve the compensation of our named executive officers (the “say-on-pay” vote) will be approved if the number of votes cast “FOR” approval of such advisory resolution

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Stock Ownership of Certain Beneficial Owners

by holders entitled to vote exceeds the number of votes cast “AGAINST” the approval of the advisory resolution. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal. As discussed above, if your broker holds your shares, your broker is not entitled to vote your shares on this proposal without your instruction. While the Board of Directors and its Compensation Committee will consider the shareholder vote, the final vote is advisory in nature and will not be binding on the Board or the Company.

Ratification of Appointment of Accountants. The appointment of Ernst & Young LLP as the Company’s independent certified public accountants for fiscal 2019 will be ratified if the number of votes cast “FOR” ratification of the appointment by holders entitled to vote exceeds the number of votes cast “AGAINST” the ratification of the appointment. This means that if you abstain from voting on this proposal, your vote will not count for or against this proposal.

Other Items. If any other item requiring a shareholder vote should come before the meeting, the vote required will be determined in accordance with applicable law, the NYSE rules, and our Articles and Bylaws, as applicable.

How are abstentions and broker non-votes counted when tabulating the vote?

Abstentions, that is, a properly submitted proxy marked “ABSTAIN,” and broker non-votes with respect to a particular matter do not count in any vote totals for or against any matter presented for a shareholder vote at this Annual Meeting, even though the shares associated with such abstentions and broker non-votes are counted as “shares present” for purposes of determining whether there is a quorum present at the Annual Meeting. Accordingly, for purposes of such votes, abstentions and broker non-votes will have the same effect as a share that is not present or otherwise not voted.

Election of Directors. Abstentions and broker non-votes will have no effect on the outcome of the election of candidates for director as they do not count as either “FOR” or “AGAINST” votes.

Advisory Resolution on Executive Compensation. Abstentions and broker non-votes will have no effect on the outcome of the advisory resolution on executive compensation as they do not count as either “FOR” or “AGAINST” votes.

Ratification of Appointment of Accountants. Abstentions will have no effect on the outcome of the ratification of the appointment of the accountants as they do not count as either “FOR” or “AGAINST” votes.

Where can I find the voting results of the Annual Meeting?

We will report the voting results on a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

Who is paying for the preparation and mailing of the proxy materials and how will solicitations be made?

We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, mail, or electronic transmission. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material on our behalf to shareholders and the Company will reimburse such institutions for their out-of-pocket expenses incurred. The Company has not engaged any outside service provider to assist in the solicitation of proxies.

What does it mean if I receive more than one package of proxy materials or Notice of Internet Availability?

This means that you have multiple accounts holding Chico’s FAS, Inc. shares. These may include: accounts with our transfer agent, American Stock Transfer and Trust Company, shares held by the Administrators of our Plans, and accounts with a broker, bank or other holder or record. In order to vote all of the shares held by you in multiple accounts, you will need to vote the shares held in each account separately. Please follow the voting instructions provided on every proxy card, voting instruction form or Notice of Internet Availability that you receive to ensure that all of your shares are voted.

Do I have to attend the 2019 Annual Meeting in order to vote my shares?
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■	SECURITY OWNERSHIP
Stock Ownership of Certain Beneficial Owners

No. Whether or not you plan to attend this year’s meeting, you may vote your shares by proxy. It is important that all shareholders participate by voting, regardless of the number of shares owned.

It is important that you vote promptly to avoid unnecessary expense to the Company. Therefore, regardless of whether you plan to attend the Annual Meeting or the number of shares of stock you own, please take the time to vote by proxy as soon as possible so that your shares are represented at the meeting.

How do I attend the 2019 Annual Meeting in person?

You are invited to attend our Annual Meeting on June 27, 2019, beginning at 9:00 A.M., local time. The Annual Meeting will be held at our National Store Support Center located at 11215 Metro Parkway, Fort Myers, Florida. Shareholders will be admitted beginning at approximately 8:30 A.M. The operation of cameras (including cellular phones with camera functions), recording devices and other electronic devices will not be permitted at the meeting.

How do I obtain directions to the Annual Meeting?

Directions to attend the Annual Meeting, where you may vote in person, may be obtained by calling Investor Relations at (239) 277-6200.

54	- 2019 Proxy Statement

■	SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2020 ANNUAL MEETING

The Company’s 2020 Annual Meeting is currently expected to be held on June 25, 2020. To be eligible under the SEC shareholder proposal rule (Rule 14a-8 promulgated under the Exchange Act) for inclusion in next year’s proxy statement, and form of proxy, a shareholder must submit the proposal in writing so that we receive it by January 11, 2020 and must comply with Rule 14a-8 under the Exchange Act.

Even if a shareholder proposal is not eligible for inclusion in our proxy statement pursuant to Rule 14a-8, the proposal may still be offered for consideration at an Annual Meeting according to the procedures set forth in the Company’s Articles. The Company’s Articles contain certain advance notice requirements to the Company of any shareholder proposal and of any nominations by shareholders of persons to stand for election as directors at a shareholders’ meeting.

Notice of director nominations must be submitted by a shareholder of record and must set forth the information required by the Company’s Articles. If you are a beneficial owner of shares held in street name, you may contact the organization that holds your shares for information about how to register your shares directly in your name as a shareholder of record. Notice of shareholder proposals and of director nominations (other than proxy access director nominations) must be timely given in writing to the Corporate Secretary of the Company prior to the meeting at which the proposals are to be presented or the directors are to be elected. To be timely, notice must be received at the principal executive offices of the Company not less than 60 days prior to the meeting of shareholders; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder, to be timely, must be so delivered or received not later than the close of business on the 10th day following the day on which notice of the date of the annual meeting was given or public disclosure of the date of the annual meeting was made, whichever first occurs. For the 2020 Annual Meeting of Shareholders, this notice must be received no later than the close of business on April 26, 2020 and must provide certain other information as described in the Company’s Articles.

A shareholder, or group of up to 20 shareholders, that has owned continuously for at least three years shares of the Company’s common shares representing an aggregate of at least 3% of our outstanding shares, may nominate and include in our proxy materials director nominees constituting up to 20% of the Company’s Board, provided that the shareholder(s) and nominee(s) satisfy the requirements set forth in the Company’s Bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary no earlier than the close of business on December 12, 2019 and no later than the close of business on January 11, 2020 to be included in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders and form of proxy; provided, however, that in the event the annual meeting is more than 30 days before or more than 60 days after the first anniversary of the previous year’s annual meeting, or if no annual meeting was held in the preceding year, to be timely, the notice of proxy access director nominees must be delivered not earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

In each case, the notice must include the information specified in our Articles or Bylaws, including information concerning the proposal or nominee, as the case may be, and information about the shareholder’s ownership of and agreements related to our stock.

Our Articles and Bylaws can be reviewed at the Company’s investor relations website (www.chicosfas.com) by clicking on “About Us” and then “Governance Documents & Charters.”

We will not entertain any proposals or nominations at the Annual Meeting that do not meet the requirements of Rule 14a-8 or our Articles and our Bylaws. We strongly encourage shareholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination. Complete copies of our Articles and our Bylaws provisions governing these requirements are available to any shareholder without charge upon request from the Corporate Secretary of the Company.

All shareholder proposals and director nominations must be delivered or mailed to Chico’s FAS, Inc., c/o Corporate Secretary, 11215 Metro Parkway, Fort Myers, Florida 33966.

- 2019 Proxy Statement	55

■	OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Board of Directors of the Company had not been informed of any matters proposed to be presented for action at the Annual Meeting other than the proposals specifically set forth in the Notice of Annual Meeting and referred to herein. If any other matters are properly presented for action at the Annual Meeting, it is intended that the proxies will vote or refrain from voting in accordance with their best judgment on such matters after consultation with the Board of Directors.

The Company will provide without charge to any shareholder upon written request, a copy of the Company’s Annual Report on Form 10-K, including financial statements and schedules thereto, for the fiscal year ended February 2, 2019 (fiscal 2018), as filed with the SEC (without exhibits). All such requests should be delivered to Gregory S. Baker, Corporate Secretary, Chico’s FAS, Inc. at the address set forth on the Notice of Annual Meeting of Shareholders. Copies of exhibits will be provided upon written request and payment of a reasonable fee to cover the costs of reproduction and mailing.

By Order of the Board of Directors,

Gregory S. Baker
Corporate Secretary

56	- 2019 Proxy Statement

CHICO'S FAS INC

CHICO'S FAS, INC.
ATTN: GREGORY S. BAKER
11215 METRO PARKWAY
FORT MYERS, FL 33966-1206

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 26, 2019 for shares held directly and by 11:59 p.m. Eastern Time on June 19, 2019 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 26, 2019 for shares held directly and by 11:59 p.m. Eastern Time on June 19, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E79374-P17216

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHICO'S FAS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. David F. Walker	☐	☐	☐
1b. Bonnie R. Brooks	☐	☐	☐
1c. Janice L. Fields	☐	☐	☐
1d. Deborah L. Kerr	☐	☐	☐
1e. John J. Mahoney	☐	☐	☐
1f. Kim Roy	☐	☐	☐
1g. William S. Simon	☐	☐	☐
1h. Stephen E. Watson	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Proposal to approve an advisory resolution approving the compensation of our named executive officers.	☐	☐	☐
3. Proposal to ratify the appointment of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending February 1, 2020 (fiscal 2019).	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and 2018 Annual Report to Shareholders are available at www.proxyvote.com.

E79375-P17216

CHICO'S FAS, INC.
Annual Meeting of Shareholders
June 27, 2019 9:00 A.M., local time
This proxy is solicited by the Board of Directors

The undersigned, a shareholder of CHICO'S FAS, INC. (the "Company"), hereby appoints Bonnie R. Brooks, Todd E. Vogensen and Gregory S. Baker, and each of them, attorney and proxy of the undersigned, each with full powers of substitution, for and on behalf of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held at Gralnick Auditorium at the Company's National Store Support Center located at 11215 Metro Parkway, Fort Myers, Florida at 9:00 A.M., local time, on June 27, 2019 and at any adjournments or postponements thereof (the "Annual Meeting"), and to vote at the Annual Meeting all the shares of Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting, with the same effect as if the undersigned were personally present at the Annual Meeting, all as described in the Company's Proxy Statement dated May 10, 2019 relating to the Annual Meeting, and the undersigned hereby authorizes and instructs the above named proxies to vote as specified herein and in the best judgment of the named proxies for other matters that may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR all nominees for director listed on this proxy, FOR the advisory resolution approving the compensation of our named executive officers, FOR ratification of the appointment of Ernst & Young LLP as the Company's independent certified public accountants, and in the best judgment of the proxies after consultation with the Board of Directors for other matters that may properly come before the Annual Meeting.

Continued and to be marked, dated and signed on reverse side